As filed with the Securities and Exchange Commission on April 20, 2007
                                                          Registration No. 333-
===============================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM F-10
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                           ACE Aviation Holdings Inc.
             (Exact name of Registrant as specified in its charter)

     Canada                        4512                     Not Applicable
(Province or other    (Primary Standard Industrial        (I.R.S. Employer
  Jurisdiction of       Classification Code Number)      Identification No.)
 Incorporation
or Organization)

                       5100 de Maisonneuve Boulevard West
                                Montreal, Quebec
                                 Canada H4A 3T2
                                 (514) 422-5000
   (Address and telephone number of Registrant's principal executive offices)

                              CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 894-8940
 (Name, address and telephone number of agent for service in the United States)
                           ---------------------------
                                   Copies to:
       Christopher W. Morgan, Esq.                    Jean Marc Huot, Esq.
        Riccardo A. Leofanti, Esq.                    Stikeman Elliott LLP
 Skadden, Arps, Slate, Meagher & Flom LLP       1155 Rene- Levesque Blvd. West,
 222 Bay Street, Suite 1750, P.O. Box 258                Suite 400
     Toronto, Ontario, Canada M5K 1J5                Montreal, Quebec H3B 3V2
              (416) 777-4700                              (514) 397-3000
                           ---------------------------
              Approximate date of commencement of proposed sale of
                 the securities to the public: From time to time
                    after this Registration Statement becomes
                                   effective.
                           Province of Quebec, Canada
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):
   A.    [ ]  Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
   B.    [x]  At some future date (check the appropriate box below):
         1.   [ ]   pursuant to Rule 467(b) on ( ) at ( ).
         2.   [ ]   pursuant to Rule 467(b) on ( ) at ( ) because the
                    securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
         3.   [ ]   pursuant to Rule 467(b) as soon as practicable after
                    notification of the Commission by the Registrant or the
                    Canadian securities regulatory authority of the review
                    jurisdiction that a receipt or notification of clearance
                    has been issued with respect hereto.
         4.   [x]   after the filing of the next amendment to this Form.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [x]

                           ---------------------------
                         CALCULATION OF REGISTRATION FEE


==================================================================================================================
        Title of Each                                Proposed Maximum      Proposed Maximum         Amount of
    Class of  Securities          Amount to be        Offering Price          Aggregate           Registration
      to be Registered             Registered          per Share            Offering Price           Fee
------------------------------------------------------------------------------------------------------------------
Class A Variable Voting Shares    8,529,077        $27.82 (1)         $237,278,992 (1)          $7,284.46
Class B Voting Shares             Shares (1)(2)
==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant's Class A Variable Voting Shares and Class B Voting Shares on the Toronto Stock Exchange on April 19, 2007 converted into U.S. dollars at the inverse of the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on such date. For purposes of the above fee table, the Registrant is basing its estimate regarding the number of the Registrant's shares (either Class A Variable Voting Shares, if held by a person who is not a Qualified Canadian, as such term is defined in the Canada Transportation Act, as amended, or Class B Voting Shares, if held by a person who is a Qualified Canadian) which would have been issuable upon conversion at the option of the holder, as of March 31, 2007, of 9,800,000 of the Registrant's preferred shares (the "Preferred Shares"), on which date the Preferred Shares could have been converted at the option of the holder into 8,529,077 Class A Variable Voting Shares or Class B Voting Shares, subject to adjustments under certain circumstances. For purposes of the above fee table, the Registrant has assumed that the Preferred Shares were all converted into Class A Variable Voting Shares.

(2) There are being registered hereunder an indeterminate number of the Registrant's shares (either Class A Variable Voting Shares, if held by a person who is not a Qualified Canadian, as such term is defined in the Canada Transportation Act, as amended, or Class B Voting Shares, if held by a person who is a Qualified Canadian) issuable upon conversion of the Preferred Shares as of the date when such conversion takes place, subject to adjustments under certain circumstances. Furthermore, pursuant to Rule 416 under the Securities Act and in accordance with the terms of the preferred shares, such number of shares registered hereby shall include an indeterminate number of shares that may be issued in connection with a stock split, stock dividend, subdivisions, combinations and similar event or adjustment in the number of shares issuable as provided in the terms of the preferred shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

================================================================================

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

                   SUBJECT TO COMPLETION, DATED APRIL 20, 2007

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Secondary Offering                                                  o, 2007
------------------

                  PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

                           ACE AVIATION HOLDINGS INC.


                       Class A Variable Voting Shares and
                              Class B Voting Shares

This prospectus is filed in accordance with the terms of a registration rights agreement between ACE Aviation Holdings Inc. ("ACE") and Promontoria Holding III B.V. ("Promontoria"), an affiliate of Cerberus Capital Management, L.P., dated September 30, 2004 (the "Registration Rights Agreement"). This prospectus may be used by the shareholder identified in the table in the section entitled "Selling Shareholder", as such table may be amended or supplemented from time to time after the date hereof (the "Selling Shareholder"), including certain of its transferees as provided under the Registration Rights Agreement, in connection with resales, from time to time during the two-year period that this prospectus, including any amendments thereto, remains valid, of Class A variable voting shares of ACE (the "Variable Voting Shares") and Class B voting shares of ACE (the "Voting Shares", and together with the Variable Voting Shares, the "Offered Shares") issuable upon conversion of the 9,800,000 preferred shares of ACE (the "Preferred Shares") held as of the date hereof by the Selling Shareholder. As of March 31, 2007, the 9,800,000 Preferred Shares held by the Selling Shareholder were convertible at the option of the holder into 8,529,077 Variable Voting Shares of ACE. The conversion rate of the Preferred Shares is subject to adjustment in certain circumstances, as described in "Description of Share Capital - Preferred Shares". Purchasers of the Offered Shares who are Qualified Canadians (as defined herein) will receive Voting Shares of ACE and those who are not Qualified Canadians will receive Variable Voting Shares of ACE. See "Description of Share Capital - Preferred Shares".

ACE will not receive any of the proceeds from the sale of the Offered Shares. In accordance with the terms of the Registration Rights Agreement, all of the expenses from the offering of Offered Shares under this prospectus, except for any fees, discounts and commissions payable to underwriters, selling brokers, dealer managers or similar persons, will be borne by ACE.

The Variable Voting Shares of ACE and the Voting Shares of ACE are each listed on the Toronto Stock Exchange (the "TSX") under the symbols "ACE.A" and "ACE.B", respectively. On April 19, 2007, the closing prices of the Variable Voting Shares and the Voting Shares on the TSX were Cdn$31.40 and Cdn$31.37, respectively.

The Selling Shareholder may sell Offered Shares to or through one or more underwriters or dealers, and may also sell Offered Shares to purchasers directly or through agents or brokers. In addition, the Selling Shareholder may sell all or part of the Offered Shares by private agreement or through the facilities of applicable stock exchanges other than pursuant to this prospectus. The timing and amount of any sale are within the sole discretion of the Selling Shareholder. The prices of the Offered Shares may vary as between purchasers and during the period of the distribution. If required, a prospectus supplement will set forth the names of any other selling shareholders. See "Plan of Distribution".

See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors in Offered Shares.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure


(Continued on next page)

(Continued from previous page)


requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Financial statements included or incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Offered Shares may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that ACE is incorporated under the laws of Canada, most of its officers and directors are residents of Canada, and a substantial portion of its assets are located outside the United States.

Neither the United States Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved the Offered Shares, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

ACE is filing this prospectus pursuant to the Registration Rights Agreement to register the resale, from time to time, of the Offered Shares by the Selling Shareholder under the United States Securities Act of 1933, as amended. Under applicable Canadian securities laws, the Selling Shareholder may, subject to certain exceptions, sell the Offered Shares in Canada without the requirement to file a prospectus and, accordingly, this prospectus does not qualify the resale of the Offered Shares by the Selling Shareholder under applicable Canadian securities laws.

No underwriter has been involved in the preparation of, or has performed a review of, the content of this prospectus.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS......................................1
IMPORTANT INFORMATION......................................1
MARKET DATA AND INDUSTRY FORECASTS.........................2
DOCUMENTS INCORPORATED BY REFERENCE........................2
FORWARD-LOOKING STATEMENTS.................................3
EXCHANGE RATE INFORMATION..................................3
GLOSSARY OF TERMS..........................................5
THE CORPORATION............................................8
RISK FACTORS..............................................13
SELLING SHAREHOLDER.......................................31
CONSOLIDATED CAPITALIZATION...............................33
DESCRIPTION OF SHARE CAPITAL..............................34
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS........39
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...40
USE OF PROCEEDS...........................................43
PLAN OF DISTRIBUTION......................................43
LEGAL MATTERS.............................................46
EXPERTS...................................................46
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT.....46
AUDITORS, TRANSFER AGENT AND REGISTRAR....................47
WHERE YOU CAN FIND INFORMATION............................47

                              ABOUT THIS PROSPECTUS

         References in this prospectus to "ACE" are references to ACE Aviation Holdings Inc. itself, and references to the "Corporation" include references, as the context may require, to ACE and its subsidiaries collectively, ACE and one or more of its subsidiaries, one or more of ACE's subsidiaries or ACE itself. References to the term "subsidiary" or "subsidiaries" refer, in relation to any entity, to any other entity, including a corporation or a limited partnership, which is controlled, directly or indirectly, by that entity.

         This prospectus is filed by ACE in the province of Quebec with the Autorite des marchees financiers, a commission of similar authority to the SEC, and in the United States with the SEC as a part of a registration statement on Form F-10 relating to the Offered Shares (the "Registration Statement"). Under this process, the Selling Shareholder, and certain of its transferees as provided under the Registration Rights Agreement, may from time to time sell the Offered Shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the Offered Shares that the Selling Shareholder may offer. A prospectus supplement may add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any prospectus supplement together with the additional information incorporated by reference into this prospectus and described under the heading "Where You Can Find Information". This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to ACE and the Offered Shares.

         ACE publishes its consolidated financial statements in Canadian dollars. ACE's consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to ACE's audited consolidated financial statements, see note 23 to the audited consolidated financial statements of ACE for the periods ended December 31, 2006 and 2005, incorporated by reference in this prospectus. In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" or "US dollars" are to United States dollars.


                              IMPORTANT INFORMATION

         This prospectus contains important information that should be read before any decision is made with respect to the matters referred to herein. Capitalized terms, except as otherwise defined herein, are defined in the section entitled "Glossary of Terms".

         You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation should not be relied upon. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this prospectus, in any jurisdiction, or to or from any person to or from whom it is unlawful to make such offer, or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front of this prospectus or the applicable prospectus supplement.

                       MARKET DATA AND INDUSTRY FORECASTS

         Market data and certain industry forecasts used throughout this prospectus and in the documents incorporated by reference herein were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and ACE does not make any representation as to the accuracy of such information.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents of ACE, filed by ACE with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this prospectus:

         (i) the Annual Information Form of ACE dated March 27, 2007 for the year ended December 31, 2006;

         (ii) the audited consolidated financial statements of ACE and the notes thereto, as at December 31, 2006 and 2005 and for the periods ended December 31, 2006 and 2005, together with the auditors report thereon;

         (iii) the Management's Discussion and Analysis for the year ended December 31, 2006;

         (iv) the Management Proxy Circular of ACE dated March 27, 2007, prepared in connection with the annual and special meeting of shareholders to be held on May 29, 2007; and

         (v) the Material Change Report of ACE dated March 2, 2007 regarding the distribution of units of Aeroplan Income Fund and of Jazz Air Income Fund to ACE's shareholders.

         In addition, any document filed by ACE with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the 1934 Act after the date of this prospectus shall also be deemed to be incorporated by reference into this prospectus if and to the extent provided in such document.

         Any documents of the type referred to above, any unaudited interim consolidated financial statements, any interim management's discussion and analysis and any material change reports (excluding confidential material change reports) filed by ACE with a securities commission or any similar authority in Canada after the date of this prospectus and prior to the termination of the offering of Offered Shares under this prospectus shall be deemed to be incorporated by reference into this prospectus and form an integral part of this prospectus.

         All information omitted from this prospectus which is permitted to be omitted under applicable securities laws will be contained in one or more supplements that will be delivered to purchasers of the Offered Shares with this prospectus. Any such supplement to this prospectus will be incorporated by reference into this prospectus as of the date of the supplement, but only for the purposes of the offering of the Offered Shares to which the supplement relates.

         Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

         Upon a new annual information form and the related annual audited consolidated financial statements together with the auditors' report thereon and management's discussion and analysis contained therein being filed by ACE with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual audited consolidated financial statements and the accompanying management's discussion and analysis, the previous interim consolidated financial statements and the accompanying management's discussion and analysis, material change reports and management proxy circulars filed prior to the commencement of the then current financial year will be deemed no longer to be incorporated by reference in this prospectus for purposes of future offer and sale of the Offered Shares under this prospectus.

         Copies of the documents incorporated herein by reference may be obtained on request without charge from Shareholders Relations, ACE Aviation Holdings Inc., 5100 de Maisonneuve Boulevard West, Montreal, Quebec, H4A 3T2 or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, or the SEC's website at www.sec.gov in the case of documents filed with or furnished to the SEC.


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of applicable securities laws. These forward-looking statements are identified by the use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "aim", "intend", "may", "anticipate", "likely", "attempt", "plan", "predict", "project", "will", "would" or "should" and similar terms and phrases, including references to assumptions. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may involve, but are not limited to, comments relating to strategies, expectations, planned operations or future actions.

         Forward-looking statements, by their nature, are based on assumptions and are subject to important risks and uncertainties. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, amongst other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results for a number of reasons, including without limitation, energy prices, general industry, market and economic conditions, war, terrorist attacks, changes in demand due to the seasonal nature of the business, the ability to reduce operating costs and employee counts, employee relations, labour negotiations or disputes, pension issues, currency exchange and interest rates, changes in laws, adverse regulatory developments or proceedings, pending litigation and actions by third parties as well as the factors identified throughout this prospectus and, in particular, those discussed in the "Risk Factors" section. The forward-looking statements contained in this prospectus represent ACE's expectations as of the date of this prospectus and are subject to change after such date. However, ACE disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.


                            EXCHANGE RATE INFORMATION

         ACE publishes its audited consolidated financial statements in Canadian dollars. The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on each business day during such period, and the exchange rate at the end of such period, based upon the inverse of the noon spot rate on each business day reported by the Bank of Canada:

                                                              Year Ended
                                                              December 31,
                                                      --------------------------
                                                         2006            2005
                                                      ---------       ----------
       High......................................       0.9099          0.8690
       Low.......................................       0.8581          0.7872
       Average...................................       0.8817          0.8254
       Period End................................       0.8581          0.8577


         On April 19, 2007, the noon spot rate published by the Bank of Canada was $1.1286 per U.S. dollar and the inverse of the noon spot rate was U.S. $0.8861 per Canadian dollar.

                                GLOSSARY OF TERMS

         Unless otherwise defined or the context otherwise requires, capitalized terms used in this prospectus shall have the following meanings and words importing the singular number only, include the plural and vice versa and words importing any gender include all genders.


"1933 Act" means the United States Securities Act of 1933, as amended.


"1934 Act" means the United States Securities Exchange Act of 1934, as amended.


"2006 Proposed Amendments" shall have the meaning ascribed thereto under "Risk Factors - ACE - Proposed Changes to the Canadian Federal Income Tax Treatment of Income Trusts".


"Accumulation Partner" means Aeroplan's network of partners.


"ACE" means ACE Aviation Holdings Inc., a corporation incorporated and existing under the CBCA.


"ACE Articles of Arrangement" means the articles of arrangement of ACE, dated September 30, 2004.


"ACTS LP" means ACTS LP, a limited partnership governed by the laws of Quebec.


"Aeroman" shall have the meaning ascribed thereto under "The Corporation - ACTS LP".


"Aeroplan" means Aeroplan LP together with its general partner, Aeroplan Holding GP Inc., and their respective subsidiaries and predecessors.


"Aeroplan CPSA" means the amended and restated commercial participation and services agreement dated June 9, 2004, as amended, including by the agreements dated May 13, 2005, and October 13, 2006, between Air Canada and Aeroplan.


"Aeroplan LP" means Aeroplan Limited Partnership, a limited partnership formed and existing under the laws of the province of Quebec.


"Aeroplan Miles" means the currency accumulated by Aeroplan members under the Aeroplan Program.


"Aeroplan Program" means the loyalty marketing program operated by Aeroplan.


"Air Canada Vacations" and "Touram LP" means Touram Limited Partnership, a limited partnership formed and existing under the laws of the province of Quebec.


"Canadian GAAP" means generally accepted accounting principles in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants.


"CBCA" means the Canada Business Corporations Act, as amended.


"CCAA" means the Companies Creditors Agreement Act (Canada), as amended.


"Code" shall have the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations ".


"Convention" shall have the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Taxation of Dividends on Offered Shares".


"Conversion Price" shall have the meaning ascribed thereto under "Description of Share Capital - Preferred Shares - Optional Conversion".


"Corporation" means, as the context may require, ACE and its subsidiaries collectively, ACE and one or more of its subsidiaries, one or more of ACE's subsidiaries, or ACE itself.


"CTA" means the Canada Transportation Act, as amended.


"CUPE" means the Canadian Union of Public Employees.

"Draft legislation" shall have the meaning ascribed thereto under "Risk Factors
- ACE - Proposed Changes to the Canadian Federal Income Tax Treatment of Income Trusts".


"EBITDA" means earnings before interest, taxes, depreciation, amortization and obsolescence and is a non-GAAP financial measure.


"Final Maturity Date" shall have the meaning ascribed thereto under "Description of Share Capital - Preferred Shares - Mandatory Redemption/Conversion".


"Fully Accreted Value" shall have the meaning ascribed thereto under "Selling Shareholder".


"Gross Billings" means the gross proceeds received by Aeroplan at the time of the sale of Aeroplan Miles to its partners.


"Grupo TACA" shall have the meaning ascribed thereto under "The Corporation - ACTS LP".


"IATA" shall have the meaning ascribed thereto under "Risk Factors - Risks Related to the Airline Industry - Third-Party War Risk Insurance".


"ICAO" shall have the meaning ascribed thereto under "Risk Factors - Risks Related to the Airline Industry - Third-Party War Risk Insurance".


"Initial Mandatory Date" shall have the meaning ascribed thereto under "Description of Share Capital - Preferred Shares - Mandatory
Redemption/Conversion".


"IRS" shall have the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations ".


"Investment Agreement" means the investment agreement between Air Canada and Cerberus ACE Investment, LLC, dated June 23, 2004.


"Jazz" means Jazz LP together with its general partner, Jazz Air Holding GP Inc., and their respective subsidiaries and predecessors.


"Jazz CPA" means the amended and restated capacity purchase agreement dated January 1, 2006 between Air Canada and Jazz.


"Jazz LP" means Jazz Air LP, a limited partnership formed and existing under the laws of the province of Quebec.


"Non-Resident Holder" shall have the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Not Resident of Canada".


"October Proposal" shall have the meaning ascribed thereto under "Risk Factors - ACE - Proposed Changes to the Canadian Federal Income Tax Treatment of Income Trusts".


"Offered Shares" means, collectively, the Variable Voting Shares and the Voting Shares issuable upon conversion of the 9,800,000 Preferred Shares held as of the date hereof by the Selling Shareholder that may be offered by the Selling Shareholder and certain of its transferees as provided under the Registration Rights Agreement pursuant to this prospectus.


"Organic Change" shall have the meaning ascribed thereto under "Description of Share Capital - Preferred Shares- Organic Change".


"PFIC" shall have the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations - Taxation of Dividends on Offered Shares".


"Plan" shall have the meaning ascribed thereto under "The Corporation".


"Preferred Shares" means the preferred shares in the capital of ACE having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.


"Promontoria" means Promontoria Holding III B.V., an affiliate of Cerberus Capital Management, L.P.

"Qualified Canadian" shall have the meaning ascribed thereto under "Description of Share Capital - Variable Voting Shares".


"Registration Rights Agreement" shall have the meaning ascribed thereto on the cover page of this prospectus.


"Registration Statement" means the registration statement filed by ACE with the SEC and registering the distribution of the Offered Shares.


"Revenue Passenger Miles or RPMs" means a measure of passenger traffic calculated by multiplying the total number of revenue passengers carried by the miles they are carried.


"SARS" shall have the meaning ascribed thereto under "Risk Factors - Risks Related to the Airline Industry - Epidemic Diseases (Severe Acute Respiratory Syndrome (SARS), Influenza or Other Epidemic Diseases)".


"SEC" shall have the meaning ascribed thereto on the cover page of this prospectus.


"Selling Shareholder" shall have the meaning ascribed thereto on the cover page of this prospectus.


"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended.


"Transfer Agent" means CIBC Mellon Trust Company.


"TSX" means the Toronto Stock Exchange.


"U.S. GAAP" means generally accepted accounting principles in the United States of America.


"U.S. Holders" shall have the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations ".


"Variable Voting Shares" means the Class A variable voting shares in the capital of ACE, having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.


"Voting Shares" means the Class B voting shares in the capital of ACE, having the rights, privileges, restrictions and conditions set out in the ACE Articles of Arrangement.


"WHO" shall have the meaning ascribed thereto under "Risk Factors - Risks Related to the Airline Industry - Epidemic Diseases (Severe Acute Respiratory Syndrome (SARS), Influenza or Other Epidemic Diseases)".


"Yield" means average passenger revenue per Revenue Passenger Mile.

                                 THE CORPORATION

       ACE is an investment holding company of various aviation interests including Air Canada, Aeroplan Limited Partnership, Jazz Air LP, ACTS LP and other investments.

       ACE was incorporated on June 29, 2004 under the Canada Business Corporations Act ("CBCA") and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries under the CBCA, the Companies' Creditors Arrangement Act ("CCAA") and the Business Corporations Act (Alberta) which was implemented on September 30, 2004 (the "Plan").

       On April 6, 2005, ACE completed a public offering of an aggregate of
11.35 million Voting Shares and Variable Voting Shares at a price of $37 per share for gross proceeds of approximately $420 million and approximately $300 million of 4.25% convertible senior notes due 2035. ACE used approximately $553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with General Electric Capital Corporation. On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of $37 per share and $30 million of convertible notes for additional aggregate gross proceeds of approximately $72 million. ACE used the additional proceeds for general corporate purposes.

       On October 5, 2006, the shareholders of ACE approved a statutory plan of arrangement pursuant to the CBCA. On October 6, 2006, the Quebec Superior Court issued a final order approving the statutory plan of arrangement, which became effective October 10, 2006. The arrangement grants authority to the board of directors of ACE to make from time to time one or more distributions to ACE shareholders in an aggregate amount of up to $2 billion by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares.

       The Variable Voting Shares and the Voting Shares of ACE are listed on the TSX under the symbols "ACE.A" and "ACE.B", respectively.

       The head office of ACE is located at 5100 de Maisonneuve Boulevard West, Montreal, Quebec, H4A 3T2.

Air Canada

       Air Canada is Canada's largest domestic and international airline and the largest provider of scheduled passenger services in the Canadian market, the Canada - US transborder market and in the international market to and from Canada. AC Cargo Limited Partnership and ACGHS Limited Partnership are wholly-owned subsidiaries of Air Canada. AC Cargo Limited Partnership, together with Air Canada, is Canada's largest provider of air cargo services. ACGHS Limited Partnership is a passenger and ground handling service provider. Air Canada Vacations is a major Canadian tour operator offering leisure vacation. 51% of its units are held by Air Canada and 49% are held by ACE. See "Air Canada Services" in ACE's Annual Information Form dated March 27, 2007 which is incorporated by reference in this prospectus for a more detailed description of the business of Air Canada.

       On November 24, 2006, ACE and Air Canada completed an initial public offering and secondary offering of an aggregate 25 million Class A variable voting shares and Class B voting shares of Air Canada at $21 per share for gross proceeds of $525 million. Through the initial public offering, Air Canada sold an aggregate of 9,523,810 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $200 million. In the secondary offering, ACE sold an aggregate of 15,476,190 Class A variable voting shares and Class B voting shares for gross proceeds of approximately $325 million.

       With the completion of the initial public offering, Air Canada put in place a $400 million senior secured revolving credit facility pursuant to an amended and restated credit agreement entered into with a syndicate of lenders, to be used by Air Canada for working capital and general corporate purposes. Air Canada has not, as of the date of this prospectus, drawn on this credit facility.

       The Class A variable voting shares and Class B voting shares of Air Canada are listed on the TSX under the symbols "AC.A" and "AC.B", respectively. As of the date of this prospectus, ACE holds a direct and indirect 75% ownership interest in Air Canada.

Aeroplan

       Aeroplan is Canada's premier loyalty marketing program. Aeroplan provides its commercial partners, including Air Canada, with loyalty marketing services designed to stimulate demand for such partners' products and services. See "Aeroplan" in ACE's Annual Information Form dated March 27, 2007 which is incorporated by reference in this prospectus for a more detailed description of the business of Aeroplan.

       On June 29, 2005, Aeroplan Income Fund completed its initial public offering of 25 million units at a price of $10 per unit for aggregate gross proceeds of $250 million. On June 30, 2005, following the exercise of the over-allotment option by the underwriters, Aeroplan Income Fund issued an additional 3.75 million units at a price of $10 per unit for additional gross proceeds of $37.5 million. In connection with the June 29, 2005 initial public offering, Aeroplan completed a $475 million senior secured syndicated credit facility, $300 million of which was used to fund a portion of the reserve for Aeroplan Mile redemption.

       On March 3, 2006, ACE effected a distribution by way of reduction of capital to its shareholders of record as at such date of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purposes of the distribution, ACE converted 20,204,165 units of Aeroplan LP into 20,204,165 units of Aeroplan Income Fund which were distributed to ACE's shareholders on the record date.

       On March 31, 2006, ACE exchanged an additional 500,000 units of Aeroplan LP into 500,000 units of Aeroplan Income Fund and transferred the 500,000 units of Aeroplan Income Fund to the trustee under Aeroplan's initial long-term incentive plan for purposes of funding grants to employees under such incentive plan.

       On December 28, 2006, ACE announced the terms of a distribution pursuant to the statutory arrangement by way of reduction of capital, pursuant to which ACE shareholders of record on January 10, 2007, the record date for the distribution, would receive a distribution of approximately 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. In anticipation of the distribution, on December 28, 2006, ACE exchanged 50 million units of Aeroplan LP into 50 million units of Aeroplan Income Fund and caused such units of Aeroplan Income Fund to be distributed to ACE's eligible shareholders of record on January 10, 2007. ACE also exchanged on January 10, 2007, 60 million units of Aeroplan LP into 60 million units of Aeroplan Income Fund for internal reorganization purposes.

       On March 2, 2007, ACE announced a second distribution by way of reduction of capital to its shareholders under the statutory arrangement approved on October 5, 2006 pursuant to which ACE's shareholders of record on March 14, 2007 were entitled to receive approximately 0.177 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For internal reorganization purposes, on March 14, 2007, ACE also exchanged its remaining 40,545,835 units of Aeroplan LP into 40,545,835 units of Aeroplan Income Fund.

       The units of Aeroplan Income Fund are listed on the TSX under the symbol "AER.UN". As of the date of this prospectus, ACE holds a 40.1% ownership interest in Aeroplan, indirectly through its holding of Aeroplan Income Fund units.

Jazz

       Jazz is the largest regional airline and second largest airline in Canada, after Air Canada, based on fleet size and number of routes operated. Jazz operates both domestic and US transborder services for Air Canada under a capacity purchase agreement. See "Jazz" in ACE's Annual Information Form dated March 27, 2007 which is incorporated by reference in this prospectus for a more detailed description of the business of Jazz.

       On February 2, 2006, ACE completed an initial public offering of the Jazz Air Income Fund, issuing 23.5 million units at a price of $10 per unit for gross proceeds of $235 million. On February 27, 2006, Jazz Air Income Fund issued an additional 1.5 million units at a price of $10 per unit for additional gross proceeds of $15 million as a result of the exercise of an over-allotment option by the underwriters. In addition, a $150 million secured syndicated credit facility was established with a syndicate of lenders by Jazz of which approximately $115 million was drawn on closing of the initial public offering.

       On March 2, 2007, ACE announced a second distribution by way of reduction of capital under the statutory arrangement approved on October 5, 2006, pursuant to which ACE shareholders of record on March 14, 2007 were entitled to receive approximately 0.219 units of Jazz Air Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purpose of the distribution, on March 14, 2007, ACE exchanged 25 million units of Jazz LP into 25 million units of Jazz Air Income Fund.

       For internal reorganization purposes, on March 30, 2007 ACE exchanged its remaining 47,226,920 units of Jazz LP into 47,226,920 units of Jazz Air Income Fund.

       The units of Jazz Air Income Fund are listed on the TSX under the symbol "JAZ.UN". As of the date of this prospectus, ACE holds a 58.8% ownership interest in Jazz LP, indirectly through its holding of Jazz Air Income Fund units.

ACTS LP

       ACTS LP is a full service aircraft maintenance repair and overhaul organization that competes on a global basis. ACTS LP is a wholly-owned subsidiary of ACE. See "ACTS LP" in ACE's Annual Information Form dated March 27, 2007 which is incorporated by reference in this prospectus for a more detailed description of the business of ACTS LP.

       On February 13, 2007, ACTS LP acquired 80% of Aeromantenimiento, S.A. ("Aeroman"), the aircraft maintenance division of Grupo TACA Holdings Limited ("Grupo TACA") of El Salvador. Total consideration for this acquisition included cash as well as a right to acquire an equity stake in ACTS LP. The cash component of US$44.7 million consisted of cash of US$42.7 million on closing and milestone payments of up to US$2 million in the aggregate, funded by ACTS LP through ACE's available cash resources. The size of the equity stake to be acquired by Grupo TACA in ACTS LP will be confirmed at the time of the monetization of ACTS LP and is expected to represent less than 7% of the total equity of ACTS LP at the time of the monetization. Prior to ACTS LP's monetization, Grupo TACA can put its right to acquire equity in ACTS LP back to ACE at a discounted value from US$40.4 million and accreting up to a cap of US$50.5 million over 12 months or the date of monetization, if earlier.

Corporate Structure

       The following table lists the ACE principal investments as of the date of this prospectus, including their jurisdictions of constitution and the percentage of equity held or controlled directly or indirectly by ACE:



                                                    ---------------------------                100%
                                                  | ACE Aviation Holdings Inc. |_____________________________________
                                                  |          (Canada)          |                                     |
                                                    ---------------------------                                      |
                                                                 |                                      ---------------------
                                                                 |                                     | 1141679 Alberta Ltd.|
                                                                 |                                     |    (Alberta)(5)     |
                                                                 |                                      ---------------------
                ________________________________________________________________________________________
               |                         |                           |                      |           |
               |                         |                           |                      |           |
        75%    |                40.1%    |                   58.8%   |              100%    |       49% |
        ----------------        --------------------        ------------------      ---------------     |
       |    Air Canada  |      |  Aeroplan Limited  |      |    Jazz Air LP   |    |  ACTS LP      |    |
       |   (Canada)(1)  |      |  Partnership       |      |    (Quebec)(4)   |    |  (Quebec)(3)  |    |
        ----------------       |  (Quebec)(7)       |       ------------------      ---------------     |
            |        |          --------------------                                                    |
            |        |                   |                                                              |
      100%  |        |                   |                                                              |
 -----------------   |       100%        |                                                              |
| 1209265 Alberta |  |        -----------------------                                                   |
|     Ltd.        |  |       |  1209233 Alberta Ltd. |                                                  |
| (Alberta)(6)    |  |       |     (Alberta)(8)      |                                                  |
 -----------------   |        -----------------------                                                   |
                     |                                                                                  |
                     |______________________________________________________________________________    |
                     |                                       |                                      |   |
                     |                                       |                                      |   |
          100%       |                                100%   |                                 51%  |   |
      --------------------                            ---------------                          ----------------
     |  AC Cargo Limited  |                          | ACGHS Limited |                        | Touram Limited |
     |  Partnership       |                          | Partnership(3)|                        |  Partnership   |
     |  (Quebec)(3)       |                           ---------------                         |  (Quebec)(2)   |
      --------------------                                                                     ----------------


-----------------------

(1) Air Canada holds all of the issued and outstanding shares of certain subsidiaries, including Air Canada Capital Ltd. and Simco Leasing Ltd, which are incorporated under the laws of the Province of Alberta.
(2) Touram General Partner Inc., a corporation incorporated under the laws of Canada, is the general partner of, and holds 0.00001% of the units in, Touram LP. ACE holds a 49% interest and Air Canada holds a 51% interest in Touram General Partner Inc.
(3) AC Cargo General Partner Inc. and ACGHS General Partner Inc., corporations incorporated under the laws of Canada, are the general partners of AC Cargo Limited Partnership and ACGHS Limited Partnership and hold a 0.00001% interest in AC Cargo Limited Partnership and ACGHS Limited Partnership, respectively. Air Canada holds a 100% interest in each of AC Cargo General Partner Inc. and ACGHS General Partner Inc. ACTS Technical Services Inc., a corporation incorporated under the laws of Canada, is the general partner of ACTS LP and holds a 99.99999% interest in ACTS LP. ACE holds a 100% interest in ACTS Technical Services Inc.
(4) Following the initial public offering of Jazz Air Income Fund, ACE holds an interest in the general partner of Jazz which is proportional to its indirect interest in Jazz LP. ACE holds a 58.8% ownership interest in Jazz LP, indirectly through its holding of Jazz Air Income Fund units.
(5) 1141679 Alberta Ltd. holds and manages excess cash and investments of ACE on its behalf. (6) 1209265 Alberta Ltd. holds and manages excess cash and investments of Air Canada on its behalf. (7) ACE holds a 40.1% ownership interest in Aeroplan, indirectly through its holding of Aeroplan Income Fund units.
(8) 1209233 Alberta Ltd. holds and manages the investment of a majority of the Aeroplan Miles redemption reserve on behalf of Aeroplan.

       Certain subsidiaries, each of which represents not more than 10% of the consolidated assets and not more than 10% of the consolidated sales and operating revenues of the Corporation, and all of which, in the aggregate, represent not more than 20% of the total consolidated assets and the total consolidated sales and operating revenues of the Corporation at December 31, 2006, have been omitted.

                                  RISK FACTORS

         THE PURCHASE OF THE OFFERED SHARES INVOLVES RISK, INCLUDING THE FOLLOWING RISKS WHICH PROSPECTIVE PURCHASERS SHOULD TAKE INTO CONSIDERATION WHEN MAKING A DECISION TO PURCHASE OFFERED SHARES. ANY OF THE FOLLOWING RISKS AS WELL AS OTHER RISKS AND UNCERTAINTIES COULD SERIOUSLY HARM THE BUSINESS AND FINANCIAL RESULTS OF ACE AND COULD CAUSE A SIGNIFICANT REDUCTION IN THE VALUE OF THE OFFERED SHARES.

         The risks described in this section may not be the only risks faced by the Corporation. Other risks of which the Corporation is not aware or which the Corporation currently deems to be immaterial may surface and have a material adverse impact on the Corporation's business, results from operations and financial condition.


ACE

Reliance on Key Personnel

         The success of ACE depends on the abilities, experience, industry knowledge and personal efforts of senior management of ACE. The loss of the services of such key personnel could have a material adverse effect on the business, financial condition or future prospects of ACE. In addition, ACE may not be able to attract and retain additional qualified management as needed in the future.

Proposed Changes to the Canadian Federal Income Tax Treatment of Income Trusts

         On October 31, 2006, the Minister of Finance (Canada) announced new tax proposals concerning the taxation of income trusts and other flow-through entities and tabled a Notice of ways and means motion to amend the Tax Act in that regard (the "October Proposal"). The October Proposal was followed on December 21, 2006 by the release of draft legislation by the Department of Finance (Canada) (the "draft legislation" and, together with the October Proposal, the "2006 Proposed Amendments") concerning the distribution tax on income trusts and partnerships. The 2006 Proposed Amendments, if enacted as currently drafted, will subject Aeroplan Income Fund and Jazz Air Income Fund to trust level taxation as of January 1, 2011, which will reduce the amount of cash available for distributions by income trusts. Loss of the benefit of the deferred application of the new tax regime until 2011 could have a material adverse effect on the value of ACE's interest in Aeroplan and Jazz.

Dependence upon Principal Investments

         ACE is an investment holding company of various aviation interests and most of ACE's assets are its ownership interest in Air Canada, Aeroplan, Jazz and ACTS LP. ACE's cash flows and ability to distribute earnings to its shareholders are dependent upon the ability of these entities to pay dividends or distributions to ACE.

         The ability of these entities to pay dividends or distributions will be dependent upon their operating performance and profitability, and will be subject to applicable laws and regulations and contractual restrictions that may be contained in the instruments governing any indebtedness of those entities. Each of these separate legal entities has no legal obligation to pay dividends or distributions to ACE.

Air Canada

Financial Results

         In the recent past, Air Canada has sustained significant operating losses and may sustain significant losses in the future. On September 30, 2004, Air Canada and certain of its subsidiaries emerged from protection under the CCAA and implemented a plan of arrangement. For the years ended December 31, 2003, 2002 and 2001, Air Canada incurred operating losses before reorganization and restructuring items and non-recurring labour expenses of $684 million, $192 million and $731 million, respectively, and incurred net losses of $1,867 million, $828 million and $1,315 million, respectively. For the nine-month period ended September 30, 2004, Air Canada realized operating income before reorganization and restructuring items of $120 million and, for the three-month period ended December 31, 2004, Air Canada incurred an operating loss of $59 million. For the years ended December 31, 2006 and 2005, Air Canada realized operating income of $259 million and $318 million, respectively, and incurred net losses of $74 million and $20 million, respectively. Prior to September 30, 2004, the operations of Air Canada included the operations of various entities included in the Air Canada Services segment, as well as those of Jazz, Aeroplan and ACTS LP and, as such, those prior results may not be comparable. Despite Air Canada's emergence from creditor protection under the CCAA, the resulting and ongoing business initiatives and efforts at cost reductions and its recent results, Air Canada may not be able to successfully achieve planned business initiatives and cost reductions, including those which seek to offset significant fuel and other expenses or restore positive net profitability and may sustain significant losses in the future.

Leverage and Liquidity

         Air Canada has, and is expected to continue to have, a significant amount of indebtedness, including substantial fixed obligations under aircraft leases and financings. Air Canada may incur additional debt, including secured debt, in the future. The amount of indebtedness that Air Canada currently has and which it may incur in the future could have a material adverse effect on Air Canada, for example, by (i) limiting Air Canada's ability to obtain additional financing, (ii) requiring Air Canada to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness and fixed cost obligations, thereby reducing the funds available for other purposes, (iii) making Air Canada more vulnerable to economic downturns, and (iv) limiting Air Canada's flexibility in planning for, or reacting to, competitive pressures or changes in its business environment.

         The ability of Air Canada to make scheduled payments under its indebtedness will depend on, among other things, its future operating performance and its ability to refinance its indebtedness, if necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory, operational and other factors, many of which are beyond Air Canada's control. In addition, as Air Canada incurs indebtedness which bears interest at fluctuating interest rates, to the extent these interest rates increase, its interest expense will increase. There can be no assurance that Air Canada will be able to generate sufficient cash from its operations to pay its debts and lease obligations.

Need for Additional Capital

         Air Canada faces a number of challenges in its current business operations, including high fuel prices and increased competition from international, transborder and low-cost domestic carriers. In order to meet such challenges and to support Air Canada's business strategy, significant operating and capital expenditures are, and may in the future be, required. There can be no assurance that Air Canada will continue to be able to obtain on a timely basis sufficient funds on terms acceptable to Air Canada to provide adequate liquidity and to finance the operating and capital expenditures necessary to support its business strategy if cash flows from operations and cash on hand are insufficient.

         Failure to generate additional funds, whether from operations or additional debt or equity financings, may require Air Canada to delay or abandon some or all of its anticipated expenditures or to modify its business strategy, which could have a material adverse effect on Air Canada's business, results from operations and financial condition. Furthermore, the ability of competitors to raise money more easily and on less onerous terms could create a competitive disadvantage for Air Canada.

         In addition, Air Canada's credit ratings influence its ability to access capital markets. There can be no assurance that Air Canada's credit ratings will not be downgraded, which would add to Air Canada's borrowing and insurance costs, hamper its ability to attract capital and limit its ability to operate its business, all of which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Limitations Due to Restrictive Covenants

         Some of the financing and other major agreements of Air Canada contain restrictive covenants which affect and, in some cases, significantly limit or prohibit, among other things, the manner in which Air Canada may structure or operate its business, including by limiting Air Canada's ability to incur indebtedness, create liens, sell assets, make capital expenditures and engage in acquisitions, mergers or restructurings. In addition, certain financing arrangements require Air Canada to maintain financial ratios. Any future borrowings may also be subject to similar covenants which limit Air Canada's operating and financial flexibility, which could have a material adverse effect on Air Canada's profitability.

         A failure by Air Canada to comply with its contractual obligations (including restrictive covenants), or to pay its indebtedness and fixed costs could result in a variety of material adverse consequences, including the acceleration of its indebtedness, the withholding of credit card proceeds by the credit card service providers and the exercise of remedies by its creditors and lessors, and such defaults could trigger additional defaults under other indebtedness or agreements. In such a situation, it is unlikely that Air Canada would be able to repay the accelerated indebtedness or fulfill its obligations under certain contracts, make required lease payments or otherwise cover its fixed costs. Also, the lenders under the financing arrangements could foreclose upon all or substantially all of the assets of Air Canada which secure Air Canada's obligations.

Fuel Costs

         Fuel costs constituted the largest percentage of the total operating costs of Air Canada in 2006. Fuel prices fluctuate widely depending on many factors including international market conditions, geopolitical events and the Canada/U.S. dollar exchange rate. Air Canada cannot accurately predict fuel prices. During 2004, 2005 and 2006, fuel prices increased and fluctuated near or at historically high levels. Should fuel prices continue at, or continue to increase above, such high levels, fuel costs could have a material adverse effect on Air Canada's business, results from operations and financial condition. Due to the competitive nature of the airline industry, Air Canada may not be able to pass on increases in fuel prices to its customers by increasing its fares. Based on 2006 volumes, Air Canada's management estimates that a US$1 per barrel movement in the average price of West Texas Intermediate crude oil would have resulted in an approximate C$27 million change in 2006 fuel expense for Air Canada (excluding any impact of fuel surcharges and fuel hedging), assuming flying capacity remained unchanged and that refining spreads between West Texas Intermediate crude oil and jet fuel as well as foreign exchange rates remained constant.

Labour Costs and Labour Relations

         Labour costs constitute one of Air Canada's largest operating cost items. There can be no assurance that Air Canada will be able to maintain such costs at levels which do not negatively affect its business, results from operations and financial condition. There can be no assurance that future agreements with employees' unions or the outcome of arbitrations will be on terms consistent with Air Canada's expectations or comparable to agreements entered into by Air Canada's competitors. Any future agreements or outcome of negotiations, mediations or arbitrations including in relation to wages or other labour costs or work rules may result in increased labour costs or other charges which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

         Most of Air Canada's employees are unionized and long-term collective agreements were concluded in 2003 and amended in 2004. No strikes or lock-outs may lawfully occur during the term of the collective agreements expiring in 2009. However, there can be no assurance that there will not be a labour conflict that could lead to an interruption or stoppage in Air Canada's service or otherwise adversely affect the ability of Air Canada to conduct its operations, all of which could have a material adverse effect on its business, results from operations and financial condition.

         If there is a labour disruption or work stoppage by any of the unionized work groups of Jazz, there could also likely be a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, labour problems at Air Canada's Star Alliance(R) partners could result in lower demand for connecting traffic with Air Canada and, ultimately, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Airport User Fees and Air Navigation Fees

         With the privatization of airports and air navigation authorities over the last decade in Canada, new airport and air navigation authorities have imposed significant increases in their fees. If such authorities continue to increase their fees at the rate at which they have increased them in the recent past, Air Canada's business, results from operations and financial condition could be materially adversely affected.

Competition

         Air Canada operates within a highly competitive industry. Over the past few years, several carriers have entered or announced their intention to enter into the domestic, the U.S. transborder and international markets in which Air Canada operates.

         Canadian low-cost carriers have entered or announced their intention to compete in many of Air Canada's key domestic markets and have also entered the U.S. transborder market. U.S. carriers currently operate routes in Air Canada's transborder market. Air Canada is also facing increasing competition in international markets as carriers increase their international capacity, both by expansion and by shifting existing domestic capacity to international operations to avoid low-cost domestic competition.

         If Canadian low-cost carriers are successful in entering or expanding into the domestic or the U.S. transborder markets, if additional U.S. carriers are successful in entering Air Canada's transborder market or if carriers are successful in their expansion in international markets of Air Canada, Air Canada's business, results from operations and financial condition could be materially adversely affected.

         Air Canada also encounters substantial price competition. The expansion of low-cost carriers in recent years has resulted in a substantial increase in discounted and promotional fares initiated by Air Canada's competitors. The decision to match competitors' fares, to maintain passenger traffic, results in reduced Yields which, in turn, could have a material adverse effect on Air Canada's business, results from operations and financial condition. Furthermore, Air Canada's ability to reduce its fares in order to effectively compete with other carriers may be limited by government policies to encourage competition.

         Internet travel websites have enabled consumers to more efficiently find lower fare alternatives by providing them with access to more pricing information. The increased price awareness of both business and leisure travelers as well as the growth in new distribution channels have further motivated airlines to price aggressively to gain fare and market share advantages.

         In addition, consolidation in the airline industry could result in increased competition as some airlines emerging from such consolidations may be able to compete more effectively against Air Canada which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Strategic, Business, Technology and Other Important Initiatives

         In order to operate its business, achieve its goals and remain competitive, Air Canada continuously seeks to identify and devise, invest in and implement strategic, business, technology and other important initiatives, such as those relating to the aircraft fleet restructuring program, the aircraft refurbishment program, the new revenue model, the reservation and airport customer service initiative (which will also support the revenue model), the business process initiatives as well as other initiatives. These initiatives, including activities relating to their development and implementation, may be adversely impacted by a wide range of factors, many of which are beyond Air Canada's control. Such factors include the performance of third parties, including suppliers, the implementation and integration of such initiatives into Air Canada's other activities and processes as well as the adoption and acceptance of initiatives by Air Canada's customers, suppliers and personnel. A delay or failure to sufficiently and successfully identify and devise, invest in or implement these initiatives could adversely affect Air Canada's ability to operate its business, achieve its goals and remain competitive and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

         For instance, a key component of Air Canada's business plan is the restructuring of its aircraft fleet, including the elimination and replacement of older, less efficient aircraft, the introduction of new regional jet aircraft, and the modernization of its international wide-body fleet through the acquisition of new and more efficient aircraft. A delay or failure in the completion of Air Canada's fleet restructuring, including a delay by the manufacturers in the delivery of the regional jet or wide-body aircraft, or an inability to remove, as planned, certain aircraft from the fleet in coordination with the planned entry into service of new aircraft, could adversely affect the implementation of Air Canada's business plan which may, in turn, have a material adverse effect on Air Canada's business, results from operations and financial condition.

         Another important component of Air Canada's business plan is the replacement of its legacy systems for passenger reservation and airport customer service with a newly developed web-enabled system in order to support the rapid and efficient implementation of Air Canada's revenue model. The new system is expected to be deployed in phases from late 2007 and running through a major part of 2008. A delay or failure in the implementation of Air Canada's new system could adversely affect the implementation of Air Canada's business plan which may, in turn, have a material adverse effect on Air Canada's business, results from operations and financial condition.

Dependence on Technology

         Air Canada relies on technology, including computer and telecommunications equipment and software and Internet-based systems, to operate its business, increase its revenues and reduce its costs. These systems include those relating to Air Canada's telecommunications, websites, computerized airline reservations and airport customer services and flight operations.

         These technology systems may be vulnerable to a variety of sources of failure, interruption or misuse, including by reason of natural disasters, terrorist attacks, telecommunications failures, power failures, computer viruses, hackers, unauthorized or fraudulent users, and other operational and security issues. While Air Canada continues to invest in initiatives, including security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly. Any such technology systems failure could materially and adversely affect Air Canada's operations and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Key Supplies and Suppliers

         Air Canada is dependent upon its ability to source, on favourable terms and costs, sufficient quantities of goods and services in a timely manner, including those required for Air Canada's operations such as fuel, aircraft and related parts and aircraft and engine maintenance services (including maintenance services obtained from ACTS LP). In certain cases, such goods and services may only be available from a limited number of suppliers. Such failure, refusal or inability may arise as a result of a wide range of causes, many of which are beyond Air Canada's control. Any failure or inability of Air Canada to successfully source goods and services, including by reason of a failure, refusal or inability of a supplier, or to source goods and services on terms and pricing and within the timeframes acceptable to Air Canada, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Aeroplan

         Through its relationship with Aeroplan, Air Canada is able to offer its customers who are Aeroplan members the opportunity to earn Aeroplan Miles. Based on customer surveys, Air Canada's management believes that rewarding customers with Aeroplan Miles is a significant factor in customers' decision to travel with Air Canada and Jazz and contributes to building customer loyalty. The failure by Aeroplan to adequately fulfill its obligations towards Air Canada under the Aeroplan CPSA and in connection with the Aeroplan Program, or other unexpected interruptions of Aeroplan services which are beyond Air Canada's control could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Jazz

         Under the Jazz CPA, Jazz provides Air Canada's customers service in lower density markets and higher density markets at off-peak times throughout Canada and to and from certain destinations in the United States and also provides valuable traffic feed to Air Canada's mainline routes. Air Canada reimburses Jazz, without mark-up, for certain pass-through costs incurred directly by Jazz, such as fuel, navigation, landing and terminal fees and certain other costs. Significant increases in such pass-through costs, the failure by Jazz to adequately fulfill its obligations towards Air Canada under the Jazz CPA, or other unexpected interruptions of Jazz's services which are beyond Air Canada's control could have a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, the Jazz CPA requires that Jazz maintain a minimum fleet size and contains a minimum average daily utilization guarantee which requires that Air Canada make certain minimum payments to Jazz regardless of the revenue generated by Jazz.

Pension Plans

         Canadian federal pension legislation requires that the funded status of registered pension plans be determined periodically, on both a going concern basis (essentially assuming indefinite plan continuation) and a solvency basis (essentially assuming immediate plan termination).

         The solvency liability is influenced primarily by long-term interest rates and by the investment return on plan assets. The interest rate used to calculate benefit obligations for solvency purposes is a prescribed rate derived from the interest rates on long-term Government of Canada bonds. In the current low interest rate environment, the calculation results in a higher present value of the pension obligations, leading to a larger unfunded solvency position.

         In May 2004, Air Canada and the Office of the Superintendent of Financial Institutions agreed on a protocol pursuant to which the solvency funding requirements for Air Canada's registered pension plans provided for in the then existing regulations were amended retroactive to January 1, 2004. Air Canada is required to make substantial annual cash contributions, and the level of those contributions will increase in the event of poor pension fund investment performance and/or further declines in long-term Government of Canada bond rates. Underfunded pension plans or a failure or inability by Air Canada to make required cash contributions to its registered pension plans could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Equal Pay Litigation

         CUPE, which represents Air Canada's flight attendants, has two complaints before the Canadian Human Rights Commission where it alleges gender-based wage discrimination. CUPE claims the predominantly female flight attendant group should be paid the same as the predominantly male pilot and mechanics groups because their work is of equal value. The complaints date from 1991 and 1992 but have not been investigated on the merits because of a legal dispute over whether the three groups work in the same "establishment" within the meaning of the Canadian Human Rights Act. On January 26, 2006, the Supreme Court of Canada ruled that they do work in the same "establishment" and sent the case back to the Canadian Human Rights Commission, which may now proceed to assess the merits of CUPE's complaints. On March 16, 2007, the Canadian Human Rights Commission referred the complaint for investigation.

         As part of the restructuring under the CCAA, it was agreed that any resolution of the complaints would have no retroactive financial impact prior to September 30, 2004. It is the view of Air Canada that any investigation will show that Air Canada has complied and continues to comply with the equal pay provisions of the Canadian Human Rights Act. Nonetheless, should these complaints succeed, the accrued liability and future costs could be very significant and Air Canada's business, results from operations and financial condition could be materially adversely affected.

Star Alliance(R)

         The strategic and commercial arrangements with Star Alliance(R) members provide Air Canada with important benefits, including codesharing, efficient connections and transfers, reciprocal participation in frequent flyer programs and use of airport lounges from the other members. Should a key member leave Star Alliance(R) or otherwise fail to meet its obligations thereunder, Air Canada's business, results from operations and financial condition could be materially adversely affected.

Interruptions or Disruptions in Service

         Air Canada's business is significantly dependent upon its ability to operate without interruption at a number of hub airports, including Toronto Pearson Airport. Delays or disruptions in service, including those due to security or other incidents, weather conditions or work stoppages or strikes by airport workers, baggage handlers, air traffic controllers and other workers not employed by Air Canada or other causes beyond the control of Air Canada could have a material adverse impact on Air Canada's business, results from operations and financial condition.

Foreign Exchange

         Air Canada's financial results are sensitive to the changing value of the Canadian dollar. In particular, Air Canada has a significant annual net outflow of U.S. dollars and is affected by fluctuations in the Canada/U.S. dollar exchange rate. Air Canada's management estimates that during 2006, a $0.01 increase in the Canada/U.S. dollar exchange rate (i.e., $1.13 to $1.14 per U.S. dollar) would have had an estimated $16 million unfavourable impact on operating income and an estimated $48 million unfavourable impact on pre-tax income. Conversely, an opposite change in the exchange rate would have had the opposite effect on operating income. Air Canada incurs significant expenses in U.S. dollars for such items as fuel, aircraft rental charges, interest payments, debt servicing and computerized reservations system fees, while a substantial portion of its revenues are generated in Canadian dollars. A significant deterioration of the Canadian dollar relative to the U.S. dollar would increase the costs of Air Canada relative to its U.S. competitors and could have a material adverse effect on Air Canada's business, results from operations and financial condition. In addition, Air Canada may be unable to appropriately hedge the risks associated with fluctuations in exchange rates.

Current Legal Proceedings

         The European Commission, the United States Department of Justice and the Competition Bureau in Canada, among other competition authorities, are investigating alleged anti-competitive cargo pricing activities, including the levying of certain fuel surcharges, of a number of airlines and cargo operators, including Air Canada. Competition authorities have sought or requested information from Air Canada as part of their investigations. Air Canada is cooperating fully with these investigations. Air Canada is also named as a defendant in a number of class action lawsuits that have been filed before the United States District Court and in Canada in connection with these allegations. It is not possible at this time to predict with any degree of certainty the outcome of these proceedings. It is Air Canada's policy to conduct its business in full compliance with all applicable competition laws.

         In October 2006, the Air Canada Pilots Association ("ACPA") commenced proceedings before the Ontario Superior Court of Justice against Air Canada, ACE and certain members of the board of directors of Air Canada alleging that certain past and future actions are oppressive to them. A variety of remedies were sought against the parties including an injunction to impose, among other things, limits on corporate distributions including those contemplated under the ACE plan of arrangement which became effective on October 10, 2006. Following a hearing in December, 2006, Mr. Justice Cumming of the Ontario Superior Court of Justice dismissed ACPA's application for an injunction and granted Air Canada's motion to dismiss ACPA's claim. ACPA has not appealed the dismissal of the injunction application but has appealed the order dismissing its claim. No date has yet been set for the hearing.

         In addition, see "Risk Factors - Air Canada - Equal Pay Litigation".

Reliance on Key Personnel

         Air Canada is dependent on the experience and industry knowledge of its executive officers and other key employees to execute its business plan. If Air Canada were to experience a substantial turnover in its leadership or other key employees, Air Canada's business, results from operations and financial condition could be materially adversely affected. Additionally, Air Canada may be unable to attract and retain additional qualified key personnel as needed in the future.

Aeroplan

Dependency on Top Three Accumulation Partners

         Aeroplan's top three Accumulation Partners were responsible for 91% of Gross Billings for the year ended 2006. A decrease in sales of Aeroplan Miles to any of Aeroplan's significant partners for any reason, including a decrease in pricing or activity, or a decision to either utilize another service provider or to no longer outsource some or all of the services Aeroplan provides could have a material adverse effect on Gross Billings. Subject to the minimum number of Aeroplan Miles to be purchased by Air Canada under the Aeroplan CPSA, Air Canada can change the number of Aeroplan Miles awarded per flight without Aeroplan's consent, which could result in a significant reduction in Gross Billings. Aeroplan cannot ensure that its contracts with these, or other, Accumulation Partners will be renewed on similar terms, or at all when they expire.

Reduction in Activity Usage and Accumulation of Aeroplan Miles

         A decrease in Gross Billings from any of Aeroplan's Accumulation Partners for any reason, including a decrease in pricing or activity, or a decision to either utilize another service provider or to no longer outsource some or all of the services Aeroplan provides, or a decrease in the accumulation of Aeroplan Miles by members could have a material adverse effect on Aeroplan's Gross Billings and revenue.

Greater than Expected Redemptions for Rewards

         A significant portion of Aeroplan's profitability is based on its estimate of the number of Aeroplan Miles that will never be redeemed by the member base. The percentage of Aeroplan Miles that are not expected to be redeemed is known as "Breakage" in the loyalty industry. Aeroplan's current estimate of Breakage is based on two independent studies conducted in 2006 on behalf of Aeroplan. Breakage may decrease from the current estimate of 17 percent as the Aeroplan Program grows and a greater diversity of rewards become available. If actual redemptions are greater than Aeroplan's current estimates, its profitability could be adversely affected due to the cost of the excess redemptions. Furthermore, the actual mix of redemptions between air and non-air rewards could adversely affect Aeroplan's profitability. Total "Broken" Miles still outstanding, amounted to 70.0 billion Aeroplan Miles as at December 31, 2006 and include 46.7 billion Aeroplan Miles. Responsibility to provide rewards for these 70.0 billion Aeroplan Miles rests with Aeroplan should such Aeroplan Miles ever be redeemed. There can be no assurances that a material portion of these estimated Broken Aeroplan Miles will not be redeemed.

Labour Relations

         Contact centre agents are currently covered by a collective agreement between the National Automobile, Aerospace, Transportation and General Workers' Union of Canada ("CAW") and Air Canada in place until 2009. While Aeroplan enjoys positive employee relations with the unionized contact centre agents, if Air Canada faces labour disturbances resulting in work stoppages or other action instigated from within the larger bargaining unit, this could have a material adverse effect on Aeroplan's business. Furthermore, if at the expiration of the applicable collective agreement, the relevant parties are unable to renegotiate the collective agreement with the CAW, it could result in work stoppages and other labour disturbances which would similarly have a material adverse effect on Aeroplan's business. In addition, if the general services agreement between Aeroplan and Air Canada is terminated by Air Canada, it could have a material adverse effect on Aeroplan's business in the event that Aeroplan is unable to hire a sufficient number of contact centre agents during the six month termination period under the agreement.

Technological Disruptions and Inability to use Third Party Software

         Aeroplan's ability to protect its data and contact centres against damage from fire, power loss, telecommunications failure and other disasters is critical. In order to provide many of its services, Aeroplan must be able to store, retrieve, process and manage large databases and periodically expand and upgrade its capabilities. While Aeroplan has in place, and continues to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly. Any damage to Aeroplan's data and contact centres, any failure of Aeroplan's telecommunication links that interrupts its operations or any impairment of Aeroplan's ability to use software licensed to it could adversely affect its ability to meet Aeroplan's partners' and members' needs and their confidence in utilizing Aeroplan in the future.

         In addition, proper implementation and operation of technology initiatives is fundamental to Aeroplan's ability to operate a profitable business. Aeroplan continuously invests in new technology initiatives to remain competitive, and its continued ability to invest sufficient amounts to enhance technology will affect Aeroplan's ability to operate successfully. An inability to invest in technological initiatives would have a material adverse effect on Aeroplan's business, results from operations and financial condition.

Leverage and Restrictive Covenants in Current and Future Indebtedness

         The ability of Aeroplan Income Fund, Aeroplan Trust and Aeroplan to make distributions, pay dividends or make other payments or advances will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of Aeroplan Trust and/or Aeroplan (including Aeroplan's credit facilities). The degree to which Aeroplan is leveraged could have important consequences to the holders of units of Aeroplan Income Fund, including: (i) that Aeroplan's ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; (ii) that a significant portion of Aeroplan's cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations;
(iii) that certain of Aeroplan's borrowings will be at variable rates of interest, which exposes Aeroplan to the risk of increased interest rates; and
(iv) that Aeroplan may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. These factors may increase the sensitivity of distributable cash to interest rate variations.

         In addition, Aeroplan's credit facilities contain a number of financial and other restrictive covenants that require Aeroplan to meet certain financial ratios and financial condition tests and limit Aeroplan's ability to enter into certain transactions. A failure to comply with the obligations in Aeroplan's credit facilities could result in a default which, if not cured or waived, could result in a termination of distributions by Aeroplan and permit acceleration of the relevant indebtedness. If the indebtedness under Aeroplan's credit facilities, including any possible hedge contracts with the lenders, were to be accelerated, there can be no assurance that the assets of Aeroplan would be sufficient to repay in full that indebtedness.

         Aeroplan may need to refinance its available credit facilities or other debt and there can be no assurance that Aeroplan will be able to do so or be able to do so on terms as favourable as those presently in place. If Aeroplan is unable to refinance these credit facilities or other debt, or is only able to refinance these credit facilities or other debt on less favourable and/or more restrictive terms, this may have a material adverse effect on Aeroplan's financial position, which may result in a reduction or suspension of cash distributions to unitholders of Aeroplan Income Fund. In addition, the terms of any new credit facility or debt may be less favourable or more restrictive than the terms of the existing credit facilities or other debt, which may indirectly limit or negatively impact the ability of Aeroplan Income Fund to pay cash distributions.

Economic Downturn

         Aeroplan derives its Gross Billings principally from the sale of Aeroplan Miles to its Accumulation Partners which is, ultimately dependant on consumer spending. Cyclical deviations in the economy, a prolonged recession or an increase in interest rates could have a material adverse effect on members spending with Aeroplan's Accumulation Partners or the use of credit or charge cards. This could decrease Aeroplan's attractiveness to its commercial partners and their participation in the Aeroplan Program. These factors, individually or in combination, could have a material adverse effect on Aeroplan's business, results from operations and financial condition.

Cash Distributions Are Not Guaranteed and Will Fluctuate with the Business Performance

         Although Aeroplan Income Fund intends to distribute cash distributions received from Aeroplan, less expenses and amounts, if any, paid by Aeroplan Income Fund in connection with the redemption of units, there can be no assurance regarding the amounts of income to be generated by Aeroplan's business or ultimately distributed to Aeroplan Income Fund. The actual amount distributed in respect of units is not guaranteed and will depend upon numerous factors, including Aeroplan's profitability and its ability to sustain EBITDA margins and the fluctuations in Aeroplan's working capital and capital expenditures, all of which are susceptible to a number of risks.

Restrictions on Certain Unitholders and Liquidity of Units

         The declaration of trust of Aeroplan Income Fund imposes various restrictions on unitholders. Non-resident unitholders are prohibited from beneficially owning more than 49.9 percent of the units of Aeroplan Income Fund. These restrictions may limit (or inhibit the exercise of) the rights of certain unitholders, including non-residents of Canada and U.S. persons, to acquire units, to exercise their rights as unitholders and to initiate and complete take-over bids in respect of the units. As a result, these restrictions may limit the demand for units of Aeroplan Income Fund from certain unitholders and thereby adversely affect the liquidity and market value of the units of Aeroplan Income Fund held by the public.


Jazz

         Many of the risk factors in the nature of those described under "Risk Factors - Air Canada" and "Risks Related to the Airline Industry" could have a material adverse effect on Jazz's business, results from operations and financial condition. In addition to those risk factors, the following risk factors could also have a material adverse effect on Jazz's business, results from operations and financial condition.

Dependence on Air Canada

         Jazz is directly affected by the financial and operational strength of Air Canada and its competitive position. In the event of any decrease in the financial or operational strength of Air Canada, Jazz's ability to receive payments from Air Canada, and the amount of such payments, may be adversely affected.

         Air Canada is the sole marketing agent for Jazz's aircraft capacity covered by the Jazz CPA (the "Covered Aircraft") and is solely responsible for establishing schedule, routes, frequency and ticket prices for Jazz. To the extent Air Canada does not effectively and competitively market the routes serviced through Jazz, the utilization of the Covered Aircraft could be reduced with the result that Jazz's operating margin in dollar terms would be reduced.

Termination of the Jazz CPA

         Substantially all of Jazz's current revenues are received pursuant to the Jazz CPA with Air Canada which currently covers all of Jazz's existing operating fleet (except two Dash 8 aircraft). The Jazz CPA will terminate on December 31, 2015 and is subject to renewal on terms to be negotiated for two additional periods of five years unless either party terminates the agreement by providing a notice not less than one year prior to December 31, 2015 or the end of the first renewal term. In addition, either party is entitled to terminate the Jazz CPA at any time upon the occurrence of certain events of default.

         If the Jazz CPA is terminated, Jazz's revenue and earnings would be significantly reduced or eliminated unless Jazz is able to enter into satisfactory substitute arrangements. There is no assurance that Jazz would be able to enter into satisfactory substitute arrangements or that such arrangements would be as favourable to Jazz as the Jazz CPA.

Labour Costs and Labour Relations

         Labour costs constitute the largest percentage of Jazz's total operating costs that are borne by Jazz. There can be no assurance that the estimates of Jazz's future labour costs will be accurate. If such costs exceed Jazz's estimates, Jazz may realize decreased profits or even losses under the Jazz CPA. Most of Jazz's employees are unionized and new or modified collective bargaining agreements were concluded in 2003 and 2004. No strikes or lock-outs may lawfully occur until after the agreements expire in 2009. However, there can be no assurance that there will not be a labour conflict that could lead to an interruption or stoppage in Jazz's service. Any labour disruption or work stoppage could adversely affect the ability of Jazz to conduct its operations and have a material adverse effect on its ability to carry out its obligations under the Jazz CPA and on its business, results from operations and financial condition. There can be no assurance that future agreements with employees' unions will be on terms in line with Jazz's expectations or comparable to agreements entered into by other regional airlines, and any future agreements may increase labour costs or otherwise adversely affect Jazz.

         If there is a labour disruption or work stoppage by any unionized work group of Air Canada which provides services to Jazz under the Jazz CPA, Jazz may lose access to such services and there can be no reassurance that sufficient replacement services could be obtained or that replacement services could be obtained on a cost effective basis.

Impact of Competition on Air Canada's Need to Utilize Jazz's Services

         The airline industry is highly competitive. Air Canada competes with other major carriers as well as low cost carriers on its routes, including routes that Jazz flies. Competitors could rapidly enter markets Jazz serves for Air Canada, and quickly discount fares, which could lessen the economic benefit of Jazz's regional jet operations to Air Canada.

Impact of Increased Competition in the Regional Airline Industry on Jazz's Growth Opportunities

         Aside from the limitations under the Jazz CPA and the regulatory prohibition on cabotage, Jazz's ability to provide regional air service to a major United States airline is limited by existing relationships that all of the United States network airlines have with other regional operators. Additionally, most of the network airlines are subject to scope clause restrictions under their collective bargaining agreements with employees that restrict their ability to add new regional jet capacity.

         In addition, new competitors may enter the regional airline industry. Such new or existing competitors may enter into capacity purchase agreements with airlines, including Air Canada, in respect of routes currently operated by Jazz. Capacity growth by other regional airlines in the regional jet market would lead to significantly greater competition and may result in lower rates of return in the regional airline industry. Further, many of the network airlines are focused on reducing costs, which may also result in lower operating margins in the regional airline industry.

Cash Distributions are not Guaranteed and will Fluctuate with the Business Performance

         Although Jazz Air Income Fund intends to distribute the interest received in respect of the Jazz Air Trust trust notes and the cash distributions received in respect of the Jazz Air Trust trust units, less expenses and amounts, if any, paid by Jazz Air Income Fund in connection with the redemption of units of Jazz Air Income Fund, there can be no assurance regarding the amounts of income to be generated by Jazz's business or ultimately distributed to Jazz Air Income Fund. The actual amount distributed in respect of the units of Jazz Air Income Fund is not guaranteed and depends upon numerous factors, including Jazz's profitability and its ability to sustain EBITDA and the fluctuations in Jazz's working capital and capital expenditures, all of which are susceptible to a number of risks.

Restrictions on Certain Unitholders and Liquidity of Units

         The declaration of trust of Jazz Air Income Fund imposes various restrictions on unitholders of Jazz Air Income Fund. Non-resident unitholders are prohibited from beneficially owning more than 49.9 percent of the units of Jazz Air Income Fund. In addition, the voting rights of non-resident unitholders are limited to 25 percent of the aggregate number of outstanding votes attaching to all outstanding units and 25 percent of the aggregate number of votes that may be cast at any meeting of the unitholders. These restrictions may limit (or inhibit the exercise of) the rights of certain unitholders of Jazz Air Income Fund, including non-residents of Canada and United States persons, to acquire units of Jazz Air Income Fund, to exercise their rights as unitholders and to initiate and complete take-over bids in respect of the units. As a result, these restrictions may limit the demand for units of Jazz Air Income Fund from certain investors and thereby adversely affect the liquidity and market value of the units of Jazz Air Income Fund held by the public.


ACTS LP

Dependency on Air Canada and other Significant Customers

         For the year ended December 31, 2006, Air Canada was responsible for approximately 69 percent of ACTS LP's revenues. A significant decrease in revenues generated from Air Canada or from any of ACTS LP's other major customers for any reason, including a decrease in activity, or a decision to either utilize another service provider could have a material adverse effect on ACTS LP's revenues. ACTS LP cannot ensure that its contracts with Air Canada and other significant customers will be renewed on similar terms, or at all when they expire.

         ACTS LP is directly affected by the financial and operational strength of its major customers, including Air Canada and their competitive position. In the event of any decrease in the financial or operational strength of these customers, ACTS LP's ability to receive payments from customers, and the amount of such payments, could be adversely affected.

Dependency on the Airline Industry

         ACTS LP's business is highly dependent on the performance of the airline industry. Economic and regulatory factors and passenger security concerns that affect the airline industry also impact ACTS LP's business. Many of the risk factors in the nature of those described under "Risk Factors - Risks Related to the Airline Industry" could result in lower demand for ACTS LP's products and services and, as a result, could have a material adverse effect on ACTS LP's business, results from operations and financial condition.

Key Supplies and Suppliers

         ACTS LP is dependent upon its ability to source, on favourable terms and costs, sufficient quantities of goods in a timely manner, including aircraft, aircraft engine and other related parts. Such goods may only be available from a limited number of suppliers. Such failure, refusal or inability may arise as a result of a wide range of causes, many of which are beyond ACTS LP's control. Any failure or inability of ACTS LP to successfully source goods, including by reason of a failure, refusal or inability of a supplier, or to source goods on terms and pricing and within the timeframes acceptable to ACTS LP, could have a material adverse effect on ACTS LP's business, results from operations and financial condition.

Labour Relations

         Most of the non-management personnel of ACTS LP are currently covered by a collective agreement between the International Association of Machinists and Aerospace Workers ("IAMAW") and Air Canada in place until 2009. While ACTS LP enjoys positive employee relations, if Air Canada faces labour disturbances resulting in work stoppages or other action from within the larger bargaining unit, this could have a material adverse effect on ACTS LP's business. Furthermore, if at the expiration of the applicable collective agreement, the relevant parties are unable to renegotiate the collective agreement with the IAMAW, it could result in work stoppages and other labour disturbances which would similarly have a material adverse effect on ACTS LP's business. In addition, if the general services agreements between ACTS LP and Air Canada are terminated by Air Canada, it could have a material adverse effect on ACTS LP's business in the event that ACTS LP is unable to hire a sufficient number of employees prior to the termination of the agreements.

Highly Regulated Industry

         ACTS LP operates in a highly regulated industry. Governmental agencies throughout the world regulate the manufacture, repair and overhaul of aircraft and related parts and accessories. Regulatory authorities monitoring the ACTS LP's business include Transport Canada, the Federal Aviation Authority in the U.S., and the European Aviation Safety Agency. Regulatory authorities perform regular compliance audits, including to ensure that all ACTS LP's technical and administrative processes, procedures, equipment and facilities are being maintained within the regulatory requirements. New and more stringent regulatory requirements, if adopted and enacted, could have a material adverse effect on ACTS LP's business, financial condition and results of operations.

         In addition, ACTS LP's repair and overhaul operations are subject to certification, including pursuant to regulations established by Transport Canada and the Federal Aviation Authority. Specific regulations vary from country to country, although compliance with Transport Canada and Federal Aviation Authority requirements generally satisfies regulatory requirements in other countries. Any failure to comply with regulatory requirements or maintain the necessary regulatory approvals or any other of ACTS LP's material authorizations or approvals could have a material adverse effect on ACTS LP's business, financial condition and results of operations.


Risks Related to the Airline Industry

Airline Reorganizations

         Since September 11, 2001, a number of U.S. air carriers have sought to reorganize under Chapter 11 of the United States Bankruptcy Code or outside the scope of formal reorganization proceedings. Successful completion of such reorganizations could present Air Canada with competitors having reduced levels of indebtedness and significantly lower operating costs derived from labour, supply and financing contracts renegotiated under the protections of the United States Bankruptcy Code or outside the scope of formal reorganization proceedings. In addition, certain air carriers, including those involved in reorganizations, may undertake substantial fare discounting in order to maintain cash flows and to enhance continued customer loyalty. Such fare discounting could result in lower Yields for Air Canada which, in turn, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Economic and Geopolitical Conditions

         Airline operating results are sensitive to economic and geopolitical conditions which can have a significant impact on the demand for air transportation. Airline fares and passenger demand have fluctuated significantly in the past and may fluctuate significantly in the future. Air Canada is not able to predict with certainty market conditions and the fares that Air Canada may be able to charge. Customer expectations can change rapidly and the demand for lower fares may limit revenue opportunities. Travel, especially leisure travel, is a discretionary consumer expense. A downturn in economic growth in North America, as well as geopolitical instability in various areas of the world, could have the effect of reducing demand for air travel in Canada and abroad and, together with the other factors discussed herein, could have a material adverse effect on Air Canada's profitability. Any prolonged or significant weakness of the Canadian or world economies could have a material adverse effect on Air Canada's business, results from operations and financial condition, especially given Air Canada's substantial fixed cost structure.

Airline Industry Characterized by Low Gross Profit Margins and High Fixed Costs

         The airline industry generally and scheduled service in particular are characterized by low gross profit margins and high fixed costs. The costs of operating any particular flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in fare pricing or traffic mix could have a significant effect on Air Canada's operating and financial results. This condition has been exacerbated by aggressive pricing by low-cost carriers, which has had the effect of driving down fares in general. Accordingly, a shortfall from expected revenue levels could have a material adverse effect on Air Canada's business, results from operations and financial condition. Air Canada incurs substantial fixed costs which do not meaningfully fluctuate with overall capacity. As a result, should Air Canada be required to reduce its overall capacity or the number of flights operated, it may not be able to successfully reduce certain fixed costs in the short term and may be required to incur important termination or other restructuring costs, which could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Terrorist Attacks and Security Measures

         The September 11, 2001 terrorist attacks and subsequent terrorist activity, notably in the Middle East, Southeast Asia and Europe, caused uncertainty in the minds of the traveling public. The occurrence of a major terrorist attack (whether domestic or international and whether involving Air Canada or another carrier or no carrier at all) and increasingly restrictive security measures, such as the current restrictions on the content of carry-on baggage, could have a material adverse effect on passenger demand for air travel and on the number of passengers traveling on Air Canada's flights. It could also lead to a substantial increase in insurance, airport security and other costs. Any resulting reduction in passenger revenues and/or increases in insurance, security or other costs could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Epidemic Diseases (Severe Acute Respiratory Syndrome (SARS), Influenza or Other Epidemic Diseases)

         As a result of the international outbreaks of Severe Acute Respiratory Syndrome "SARS" in 2003, the World Health Organization (the "WHO") issued on April 23, 2003 a travel advisory, which was subsequently lifted on April 30, 2003, against non-essential travel to Toronto, Canada. The seven day WHO travel advisory relating to Toronto, the location of Air Canada's primary hub, and the international SARS outbreak had a significant adverse effect on passenger demand for air travel destinations served by Air Canada and Jazz, and on the number of passengers traveling on Air Canada's and Jazz's flights and resulted in a major negative impact on traffic on the entire network. The WHO warns that there is a substantial risk of an influenza pandemic within the next few years. An outbreak of SARS or of another epidemic disease such as influenza (whether domestic or international) or a further WHO travel advisory

(whether relating to Canadian cities or regions or other cities, regions or countries) could have a material adverse effect on passenger demand for air travel and on the number of passengers traveling on Air Canada's and Jazz's flights. Any resulting reduction in traffic on Air Canada's and Jazz's network could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Casualty Losses

         Due to the nature of its core operating business, Air Canada may be subject to liability claims arising out of accidents or disasters involving aircraft on which Air Canada's customers are traveling or involving aircraft of other carriers maintained or repaired by Air Canada, including claims for serious personal injury or death. There can be no assurance that Air Canada's insurance coverage will be sufficient to cover one or more large claims and any shortfall may be material. Additionally, any accident or disaster involving one of Air Canada's aircraft or an aircraft of another carrier maintained or repaired by Air Canada may significantly harm Air Canada's reputation for safety, which would have a material adverse effect on Air Canada's business, results from operations and financial condition.

Seasonal Nature of the Business, Other Factors and Prior Performance

         Air Canada has historically experienced considerably greater demand for its services in the second and third quarters of the calendar year and significantly lower demand in the first and fourth quarters of the calendar year. This demand pattern is principally a result of the preference of a high number of leisure travelers to travel during the spring and summer months. Air Canada has substantial fixed costs that do not meaningfully fluctuate with passenger demand in the short term.

         As described elsewhere, demand for air travel is also affected by factors such as economic conditions, war or the threat of war or terrorist attacks, fare levels and weather conditions. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year, and operating results for a historical period are not necessarily indicative of operating results for a future period.

Regulatory Matters

         The airline industry is subject to extensive Canadian and foreign government regulations relating to, among other things, security, safety, licensing, competition, noise levels and the environment and, in some measure, pricing. Additional laws and regulations may be proposed, and decisions rendered, from time to time which could impose additional requirements or restrictions on airline operations. The implementation of additional regulations or decisions by Transport Canada, the Competition Bureau and/or the Competition Tribunal, the Canadian Transportation Agency, the Treasury Board or other domestic or foreign governmental entities may have a material adverse effect on Air Canada's business, results from operations and financial condition. Air Canada cannot give any assurances that new regulations or revisions to the existing legislation, or decisions, will not be adopted or rendered. The adoption of such new laws and regulations or revisions, or the rendering of such decisions, could have a material adverse effect on Air Canada's business, results from operations and financial condition.

         The availability of international routes to Canadian air carriers is regulated by agreements between Canada and foreign governments. Changes in Canadian or foreign government aviation policy could result in the alteration or termination of these agreements and could adversely affect Air Canada's international operations.

         In July 2000, the Government of Canada amended the Canada Transportation Act, the Competition Act and the Air Canada Public Participation Act to address the competitive airline environment in Canada and ensure protection for consumers. This legislation included airline-specific provisions concerning "abuse of dominance" under the Competition Act, later supplemented by creating "administrative monetary penalties" for a breach of the abuse of dominance provisions by a dominant domestic air carrier.

         In July 2003, the Competition Tribunal released its reasons and findings in a proceeding between the Commissioner of Competition and Air Canada which had considered the approach to be taken in determining whether Air Canada was operating below "avoidable costs" in violation of one of the new airline-specific abuse of dominance provisions. The Competition Tribunal applied a very broadly crafted cost test in its decision. In September 2004, the Commissioner of Competition published a letter describing the enforcement approach that would be taken in future cases involving the airline-specific abuse of dominance provisions, which included a statement that the Tribunal's approach to avoidable costs remains relevant.

         In addition, on November 2, 2004, the Minister of Industry tabled amendments to the Competition Act in Bill C-19 which, if enacted, would have removed the airline-specific "abuse of dominance" provisions from the Competition Act. However, on November 29, 2005, the 38th Parliament of Canada was dissolved. As a result, the legislative process relating to the adoption of Bill C-19 was terminated. Air Canada's management cannot predict if or when such proposed legislation will be re-introduced in the House of Commons.

         If the Commissioner of Competition commences inquiries or brings similar applications with respect to significant competitive domestic routes and such applications are successful, it could have a material adverse effect on Air Canada's business, results from operations and financial condition.

         Air Canada is subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which Air Canada operates. Compliance with these regulatory regimes is expected to result in additional operating costs and could have a material adverse effect on Air Canada's business, results from operations and financial condition.

Increased Insurance Costs

         Since September 11, 2001, the aviation insurance industry has been continually reevaluating the terrorism risks that it covers and this activity may adversely affect some of Air Canada's existing insurance carriers or Air Canada's ability to obtain future insurance coverage. To the extent that Air Canada's existing insurance carriers are unable or unwilling to provide it with insurance coverage, and in the absence of measures by the Government of Canada to provide the required coverage, Air Canada's insurance costs may increase further and may result in Air Canada being in breach of regulatory requirement or contractual arrangements requiring that specific insurance be maintained, which may have a material adverse effect on Air Canada's business, results from operations and financial condition.

Third-Party War Risk Insurance

         There is a risk that the Government of Canada may not continue to provide an indemnity for third party war risk liability coverage, which it currently provides to Air Canada and certain other carriers in Canada. In the event that the Government of Canada does not continue to provide such indemnity or amends such indemnity, Air Canada and other industry participants would have to turn to the commercial insurance market to seek such coverage. Air Canada estimates that such coverage would cost Air Canada approximately $15 million per year. Alternative solutions, such as those envisioned by the International Civil Aviation Organization ("ICAO") and the International Air Transport Association ("IATA"), have not developed as planned, due to actions taken by other countries and the recent availability of supplemental insurance products. ICAO and IATA are continuing their efforts in this area, however the achievement of a global solution is not likely in the immediate or near future. The U.S. federal government has set up its own facility to provide war risk coverage to U.S. carriers, thus removing itself as a key component of any global plan.

         Furthermore, the London aviation insurance market has introduced a new standard war and terrorism exclusion clause which is applicable to aircraft hull and spares war risk insurance, and intends to introduce similar exclusions to airline passenger and third party liability policies. Such clause excludes claims caused by the hostile use of a dirty bomb, electromagnetic pulse device, or biochemical materials. The Government of Canada indemnity program is designed to address these types of issues as they arise, but the Government of Canada has not yet decided to extend the existing indemnity to cover this exclusion. Unless and until the Government of Canada does so, the loss of coverage exposes Air Canada to this new uninsured risk and may result in Air Canada being in breach of certain regulatory requirements or contractual arrangements, which may have a material adverse effect on Air Canada's business, results from operations and financial condition.


Risks Related to the Offering

Future Sales or Issuances of Voting Shares or Variable Voting Shares

         ACE may sell or issue additional Voting Shares or Variable Voting Shares in the future. ACE cannot predict the size of future sales or issuances of Voting Shares or Variable Voting Shares or the effect, if any, that future sales or issuances of Voting Shares or Variable Voting Shares will have on the market price of the Voting Shares or Variable Voting Shares. Sales or issuances of substantial numbers of Voting Shares or Variable Voting Shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices for the Voting Shares or Variable Voting Shares. With any additional sale or issuance of Voting Shares or Variable Voting Shares, investors will suffer dilution to their voting power and ACE may experience dilution in its earnings per Voting Share or Variable Voting Share.

Volatility of Market Price of Voting Shares and Variable Voting Shares

         The market price of the Voting Shares and Variable Voting Shares may be volatile. Market price fluctuations in the Voting Shares and Variable Voting Shares may be due to ACE's operating results failing to meet the expectations of securities analysts or investors in any quarter, downward revision in securities analysts' estimates, governmental regulatory action, adverse change in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by the Corporation or its competitors, along with a variety of additional factors including, without the limitation, those set forth under "Forward-Looking Statements". In addition, the market price for securities in the airline industry as well as the stock markets in general, including the TSX, have in the past experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of the Voting Shares and Variable Voting Shares.

Risk Relating to Inability of U.S. Investors to Enforce Civil Liabilities

         ACE is incorporated under the laws of Canada. A majority of ACE's directors and officers, as well as experts named in this prospectus are residents of Canada and all or a substantial portion of their assets and substantially all of ACE's assets are located outside of the United States. As a result, it may be difficult for holders of Variable Voting Shares and Voting Shares to effect service of process on such persons within the United States or to realize in the United States upon judgments rendered against them. Investors should not assume that Canadian courts (i) would enforce judgments of U.S. courts obtained in actions against ACE or such directors, officers or experts predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or "blue sky" laws of any state within the United States or (ii) would enforce, in original actions, liabilities against ACE or such directors, officers or experts predicated upon the U.S. federal securities laws or any such state securities or "blue sky" laws.

                               SELLING SHAREHOLDER

         Pursuant to the terms of the Investment Agreement, Promontoria invested $250 million in ACE in consideration for the issuance of 12,500,000 Preferred Shares on September 30, 2004 upon the emergence of ACE from CCAA proceedings. As of the date of this prospectus, Promontoria holds 9,800,000 of the 12,500,000 issued and outstanding Preferred Shares. Promontoria is an affiliate of Cerberus Capital Management, L.P. Michael M. Green, Carlton D. Donaway and W. Brett Ingersoll, all directors of ACE, are respectively President-Operations, Senior Advisor-Operations and Managing Director of Cerberus Capital Management, L.P. W. Brett Ingersoll is also a director of Aeroplan Holding GP Inc., the general partner of Aeroplan LP. Robert G. Warden, a director of Aeroplan Holding GP Inc., is Managing Director of Cerberus Capital Management, L.P. In addition, Bryan L. Rishforth, a director of Jazz Air Holding GP Inc., the general partner of Jazz LP, is Senior Executive and Advisor of Cerberus Operations and Advisory Company, an affiliate of Cerberus Capital Management, L.P.

         Prior to proceeding with an offering of Offered Shares under this prospectus, the Selling Shareholder will convert the Preferred Shares into Variable Voting Shares, if held by a non-Qualified Canadian, or into Voting Shares, if held by a Qualified Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, "Fully Accreted Value" means, with respect to each Preferred Share issued on September 30, 2004, as of any date, $20.00 increased at a rate of 5% per annum, compounded semi annually from the date of issuance of such Preferred Shares through and including the date of conversion. The Conversion Price means $26.00, subject to
(i) adjustment as described in "Mandatory Redemption/Conversion" set forth in "Description of Share Capital - Preferred Shares - Mandatory Redemption/Conversion" and (ii) customary public company anti-dilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions. See "Description of Share Capital - Preferred Shares" for a summary of the terms and conditions applicable to the conversion of the Preferred Shares.

         In accordance with the Investment Agreement, ACE and Promontoria entered into the Registration Rights Agreement. This prospectus, pursuant to which the Selling Shareholder may resell the Offered Shares issued upon conversion of the Preferred Shares, has been prepared and filed in accordance with the terms of the Registration Rights Agreement. The Selling Shareholder may transfer the Offered Shares in certain circumstances prescribed under the Registration Rights Agreement, in which case the transferees may offer and sell such Offered Shares, from time to time, under this prospectus as supplemented to include such transferees as selling shareholders. In accordance with and subject to the terms and conditions of the Registration Rights Agreement, the Selling Shareholder may transfer and assign the Offered Shares, and its rights and obligations under the Registration Rights Agreement, to any transferee provided that such transferee is an affiliate (as defined in the Registration Rights Agreement) of the Selling Shareholder or, immediately after such assignment, the transferee is the registered holder of any Offered Shares with a fair market value of at least $500,000 (other than a transferee that is not an affiliate of the Selling Shareholder and acquires the Offered Shares in a qualified or registered public offering or pursuant to a sale under Rule 144 of the 1933 Act, or any analogous provisions under Canadian securities laws (or any successor rule)). Any permitted transferee under the Registration Rights Agreement taking and holding the Offered Shares shall promptly notify ACE of such transfer and shall provide ACE with its address and such other information regarding such holder and its holdings and disposition of Offered Shares as ACE may from time to time reasonably request. By taking and holding the Offered Shares, a permitted transferee under the Registration Rights Agreement shall be entitled to receive the benefits of, and be conclusively deemed to have agreed to be bound by and to perform all of, the terms and provisions of the Registration Rights Agreement as if it were a party thereto.

The following table gives information, as of March 31, 2007, concerning the Selling Shareholder's ownership of Preferred Shares, based upon information provided to ACE by the Selling Shareholder. The

Selling Shareholder named below, and certain of its transferees as provided under the Registration Rights Agreement, may from time to time and as set forth herein during the two-year period that this prospectus, including any amendments or supplements thereto, remains valid, offer and sell pursuant to this prospectus any or all of the Offered Shares issued upon conversion of the Preferred Shares it currently owns. Since the Selling Shareholder, and certain of its transferees as provided under the Registration Rights Agreement, may offer all or some of the Offered Shares from time to time, ACE cannot estimate the amount of Offered Shares that will be held by the Selling Shareholder upon the termination of this offering. The Selling Shareholder may have sold or transferred, in transactions exempt from the registration requirements of the 1933 Act, some or all of the Preferred Shares since the date as of which information is presented in the table below.



                                                                                       Percentage of
                                                                                   Variable Voting Shares
                                                                                   and Voting Shares of
                                                                                   ACE outstanding, on a
                                                                                      combined basis
                                                                                      (including the
                                                                                    8,529,077 Variable
                                                                                  Voting Shares issuable
                                            Variable Voting    Voting Shares on   upon the conversion as
                             Preferred      Shares on an as    an as converted     of March 31, 2007 of
                           Shares owned,    converted basis         basis              the 9,800,000
                           both of record   (as of March 31,   (as of March 31,     Preferred Shares held
  Selling Shareholder     and beneficially       2007)                2007)            by Promontoria)
  -------------------     ----------------  ---------------    ----------------    ----------------------

Promontoria Holding
III B.V.(1)                   9,800,000     8,529,077(2)(3)          -- (2)                7.62%(3)(4)

-----------------------
(1) Stephen Feinberg, through one or more intermediate entities, serves as the investment manager for Promontoria, a company incorporated under the laws of The Netherlands, and in such capacity, possesses the sole power to vote or direct the disposition of all of the Offered Shares held by Promontoria.
(2) The Preferred Shares are convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non-Qualified Canadian, or into Voting Shares, if held by a Qualified Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. The Conversion Price of the Preferred Shares is subject to adjustment in certain circumstances. See "Description of Share Capital - Preferred Shares" for a summary of the terms and conditions applicable to the conversion of the Preferred Shares.
(3) In addition, as of March 31, 2007, certain affiliates of Promontoria held, in the aggregate, 48,763 Variable Voting Shares, representing, together with the 8,529,077 Variable Voting Shares issuable upon the conversion as of March 31, 2007 of the 9,800,000 Preferred Shares, 7.67% of the outstanding Variable Voting Shares and Voting Shares on a combined basis. Such 48,763 Variable Voting Shares are not being qualified by this prospectus.
(4) Does not reflect the potential dilution represented by the conversion of the other 2,700,000 Preferred Shares outstanding, the conversion of the outstanding 4.25% convertible senior notes due 2035 of ACE and the exercise of outstanding ACE stock options.

         Prior to any use of this prospectus in connection with an offering of Offered Shares by the Selling Shareholder or certain of its transferees as provided under the Registration Rights Agreement, this prospectus will be supplemented to set forth the name of, and number of Preferred Shares beneficially owned by, each holder intending to sell the Offered Shares issued upon conversion of the Preferred Shares, the number of Offered Shares to be offered and the number of Preferred Shares, Variable Voting Shares and Voting Shares to be held by such holder after the completion of such offering together with the percentage that such shares represent of the total number of outstanding Preferred Shares, Variable Voting Shares and Voting Shares, respectively. The prospectus, as supplemented, will also disclose whether such Selling Shareholder or certain of its transferees as provided under the Registration Rights Agreement, has held any position or office with, or has been employed by or otherwise has had a material relationship with ACE prior to the date of such supplemented prospectus.

                           CONSOLIDATED CAPITALIZATION

         The following table sets out the consolidated capitalization of ACE based on Canadian GAAP and U.S. GAAP as at December 31, 2006.


                                                                          Canadian GAAP             U.S. GAAP
                                                                          -------------           -------------
                                                                              As at                   As at
                                                                           December 31,           December 31,
                                                                               2006                   2006
                                                                          -------------           ------------
                                                                            (audited)               (audited)
                                                                                         (in millions)
        Long-term debt and capital lease obligations
        ACE:
               Convertible senior notes................................     $       263            $       280
        Air Canada:
               Embraer aircraft financing..............................             776                    776
               Conditional sales agreements............................             184                    184
               Lufthansa cooperation agreement.........................              44                     44
               GE loan.................................................              48                     48
        Aeroplan:
               Credit facilities.......................................             300                    300
        Jazz:
               Senior syndicated credit facility.......................             115                    115
        Other  ........................................................               5                      5
                                                                            -------------           ------------
        Direct Corporation debt........................................           1,735                  1,752
        Air Canada:
               Aircraft and engine leasing entities - debt ............           1,051                  1,051
               Fuel facility corporations - debt (1)...................              59                     59
                                                                            -------------           ------------
        Debt consolidated under AcG-15/FIN46R..........................           1,110                  1,110
        Air Canada:
               Capital lease obligations...............................           1,281                  1,281
                                                                            -------------           ------------
        Total long-term debt and capital leases (2)....................           4,126                  4,143
        Convertible Preferred Shares (3) (4)...........................             166                     --
        Other long-term liabilities
               Convertible preferred shares-embedded derivative (3)....              --                    178
               Convertible senior notes-embedded derivative (5)........              --                     60
        Non-controlling interest (9)...................................             695                    938
        Temporary equity
               Convertible preferred shares (3) (4)....................              --                    200
        Shareholders' equity
               Common shares (6).......................................           2,188                  2,100
               Convertible preferred shares (3) (4)....................             117                     --
               Convertible notes (5)...................................              92                     --
                                                                            -------------           ------------
                                                                                  2,397                  2,100
        Adjustment to shareholders' equity (7).........................          (1,655)                    --
                                                                            -------------           ------------
        Share capital and other equity.................................             742                  2,100
        Contributed surplus............................................              25                     19
        Retained earnings..............................................             810                    451
        Accumulated other comprehensive loss (8).......................              --                   (207)
        Total shareholders' equity.....................................           1,577                  2,363
                                                                            -------------          -------------
        Total capitalization...........................................     $     6,564            $     7,882
                                                                            =============          ==============

-----------------------
 (1) Under U.S. GAAP Interpretation No. 46R - Consolidation of Variable Interest Entities ("FIN46R"), issued by the Financial Accounting Standards Board, certain aircraft and engine leasing entities and fuel facilities corporations are consolidated. FIN46R is consistent with Accounting Guideline 15 - Consolidation of Variable Interest Entities under Canadian GAAP ("AcG-15"). In accordance with Canadian GAAP, AcG-15 was adopted by ACE effective January 1, 2005. Refer to Note 7 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.
(2) Debts denominated in any currency other than Canadian dollars have been converted to Canadian dollars based on foreign exchange rates as at December 31, 2006.

(3) The accounting treatment of the convertible preferred shares under U.S. GAAP differs from Canadian GAAP. Under Canadian GAAP, the convertible preferred shares are presented as a compound instrument. At the date of issuance, the value ascribed to the holders' conversion option is presented in share capital and other equity. Under U.S. GAAP, the convertible preferred shares contain an embedded derivative which has been reported separately as an other long-term liability at its fair value. The convertible preferred shares were initially recorded at the proceeds received less direct costs of issuance and the fair value of the embedded derivative, as of the date of issuance, and included in temporary equity. Refer to Note 23 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.
(4) 12,500,000 convertible preferred shares are authorized for issuance. As at December 31, 2006, 12,500,000 convertible preferred shares were issued and outstanding.
(5) Under Canadian GAAP, the convertible senior notes issued in 2005 by ACE (the "Convertible Senior Notes") are presented as a compound instrument. The value ascribed to shareholders' equity at the date of issuance was $94 million, less allocated fees of $2 million; the value ascribed to the financial liability was $236 million, resulting in a discount that is amortized to interest expense over the term of the security. Under U.S. GAAP, the Convertible Senior Notes are treated as a liability with an embedded derivative, which requires bifurcation in the financial statements. The embedded derivative has been reported separately as an other long-term liability as its fair value. Refer to Note 23 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.
(6) An unlimited number of Variable Voting Shares and Voting Shares are authorized for issuance. As at December 31, 2006, 79,498,895 Variable Voting Shares and 22,771,872 Voting Shares were issued and outstanding.
(7) For fresh start reporting under Canadian GAAP, in situations where there is a negative balance in shareholders' equity after the comprehensive revaluation, share capital is disclosed at a nominal value and the balance is disclosed as a capital deficiency resulting from the financial reorganization. For fresh start reporting under U.S. GAAP, recognition of goodwill is permitted to the extent that the reorganization value exceeds the fair value of the specific tangibles and identifiable intangibles of the corporation. Refer to Note 23 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.
(8) Under Canadian GAAP, there is no concept of comprehensive income for the year presented. Under U.S. GAAP, comprehensive income must be reported, which is defined as all changes in equity other that those resulting from investments by owners and distributions to owners. Refer to Note 23 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.
(9) Under Canadian GAAP, ACE recorded dilution gains as a result of the dilution of its interests in Jazz and Air Canada. Under U.S. GAAP the dilution gains were reduced due to the impact of adjusting the non-controlling interest for the portion of additional net assets assigned to Jazz and Air Canada. Refer to Notes 18, 19, and 23 to the 2006 annual financial statements incorporated by reference in this prospectus for additional information.


                          DESCRIPTION OF SHARE CAPITAL

         The share capital of ACE is composed of an unlimited number of Variable Voting Shares and Voting Shares and of 12,500,000 Preferred Shares. In addition, ACE has $330 million aggregate principal amount of 4.25% convertible senior notes due 2035 issued and outstanding. The following summary describes the rights, privileges, restrictions and conditions that are attached to the Variable Voting Shares, the Voting Shares and the Preferred Shares. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the terms of the ACE Articles of Arrangement. For a summary of the rights, privileges, restrictions and conditions that are attached to the 4.25% convertible senior notes due 2035 issued to ACE and the credit ratings ascribed to them, see "Description of Capital Structure - Notes" in ACE's Annual Information Form dated March 27, 2007 which is incorporated by reference in this prospectus.

Variable Voting Shares

Voting

         The holders of the Variable Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA.

         The Variable Voting Shares may be held only by persons who are not Canadians, as such term is defined in the CTA ("Qualified Canadians") and are entitled to one vote per Variable Voting Share unless (i) the number of Variable Voting Shares outstanding (including the Preferred Shares, on an as converted basis), as a percentage of the total number of votes attaching to Voting Shares outstanding exceeds 25% or (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, on an as converted basis) at any meeting exceeds 25% of the total number of votes that may be cast at such meeting. If either of the above noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately such that (i) the

         Variable Voting Shares as a class (including the Preferred Shares on an as converted basis) do not carry more than 25% of the aggregate votes attached to all issued and outstanding voting shares of ACE and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares on an as converted basis) at any meeting do not exceed 25% of the votes that may be cast at such meeting.

Dividends

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Variable Voting Shares, the holders of the Variable Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Variable Voting Shares and the Variable Voting Shares shall rank equally as to dividends on a share for share basis with the Voting Shares and the Preferred Shares participating on an as converted basis. All dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Variable Voting Shares, Voting Shares and the Preferred Shares participating on an as converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

         No subdivision or consolidation of the Variable Voting Shares or the Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding Up

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking prior to the Variable Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding up its affairs, the holders of the Variable Voting Shares and Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

         Each issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of ACE or of the holder, if (i) such Variable Voting Share becomes held, beneficially owned and controlled, directly or indirectly, otherwise than by way of security only, by a Qualified Canadian; or (ii) the provisions contained in the CTA relating to foreign ownership restrictions are repealed and not replaced with other similar provisions.

         In the event that an offer is made to purchase Voting Shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed, be made to all or substantially all the holders of the Voting Shares in a province of Canada to which the requirement applies, each Variable Voting Share shall become convertible at the option of the holder into one Voting Share that shall be subject to the offer at any time while the offer is in effect and until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Variable Voting Shares for the purpose of depositing the resulting Voting Shares in response to the offer and the transfer agent shall deposit the resulting Voting Shares on behalf of the shareholder.

       If the Voting Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the shareholder or are not taken up by the offeror or the offer is abandoned or withdrawn, the Voting Shares resulting from the conversion shall be reconverted automatically and without further act from ACE or the holder, into Variable Voting Shares.

       There shall be no right to convert the Variable Voting Shares into Voting Shares or to convert Voting Shares into Variable Voting Shares, except in accordance with the conversion procedure set forth in the ACE Articles of Arrangement.

Constraints on Ownership of Shares

       The Variable Voting Shares may only be held, beneficially owned or controlled, directly or indirectly, by persons who are not Qualified Canadians.


Voting Shares

Voting

       The holders of the Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of ACE (except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA) and each Voting Share shall confer the right to one vote in person or by proxy at all meetings of shareholders of ACE.

Dividends

       Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE of any other class ranking senior to the Voting Shares, the holders of the Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of ACE properly applicable to the payment of dividends, any dividends declared and payable by ACE on the Voting Shares and the Voting Shares shall rank equally as to dividends on a share for share basis with the Variable Voting Shares and the Preferred Shares participating on an as converted basis and all dividends declared in any fiscal year of ACE shall be declared in equal or equivalent amounts per share on all Voting Shares, Variable Voting Shares and the Preferred Shares on an as converted basis at the time outstanding, without preference or distinction.

Subdivision or Consolidation

         No subdivision or consolidation of the Voting Shares or the Variable Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Rights upon Liquidation, Dissolution or Winding Up

         Subject to the rights, privileges, restrictions and conditions attaching to the shares of ACE ranking senior to the Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding up of ACE or other distribution of ACE's assets among its shareholders for the purpose of winding up its affairs, the holders of the Voting Shares and Variable Voting Shares shall be entitled to receive the remaining property of ACE and shall be entitled to share equally, share for share, in all distributions of such assets.

Conversion

         Unless the foreign ownership restrictions of the CTA are repealed and not replaced with other similar restrictions, an issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of ACE or the holder, if such Voting Share becomes held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by a person who is not a Qualified Canadian.

Constraints on Ownership of Shares

         The Voting Shares may only be held, beneficially owned and controlled, directly or indirectly, by Qualified Canadians.

Preferred Shares

Voting

         The holders of Preferred Shares will be entitled to vote on an as converted basis with the Variable Voting Shares and the Voting Shares and to the extent that they are held by persons who are not Qualified Canadians they shall be subject to the same proportionate reduction in voting percentage as if, for voting purposes only, the Preferred Shares had been converted into Variable Voting Shares.

Participation

         The holders of Preferred Shares shall participate on an as converted basis with the Variable Voting Shares and the Voting Shares with respect to all dividends, distributions, spin off, split-off, subscription rights or other offers or rights made available to holders of Variable Voting Shares and the Voting Shares and any other similar transactions.

Liquidation Preference

         In the event of any liquidation, dissolution or winding up of ACE (with each holder of the Preferred Shares being entitled to treat the occurrence of a merger, amalgamation, sale of all or substantially all of the assets of ACE or other similar transaction involving a change in control of ACE as a liquidation for these purposes), then the holders of the Preferred Shares shall be entitled to receive, prior to and in preference to the holders of Variable Voting Shares and the Voting Shares, an amount per Preferred Share equal to the Fully Accreted Value of such Preferred Shares, determined as of the date of such event. For the purposes of the terms of the Preferred Shares, "Fully Accreted Value" means, with respect to each Preferred Share issued on September 30, 2004 to Promontoria, as of any date, the initial purchase price of such Preferred Share, increased at a rate of 5% per annum, compounded semi annually from the date of issuance of such Preferred Shares through and including such date of determination.

Optional Conversion

         The Preferred Shares shall be convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non-Qualified Canadian, or into Voting Shares, if held by a Qualified Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, "Conversion Price" is equal to $26.00 or 130% of the initial per share value attributed to the Variable Voting Shares and Voting Shares on September 30, 2004, of $20.00. The Conversion Price of the Preferred Shares is subject to (i) adjustment as described in "Mandatory Redemption/Conversion" below and (ii) customary public company anti-dilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions. There shall be no special adjustment for below market or below Conversion Price issuances.

Mandatory Redemption/Conversion

         The holders of Preferred Shares shall be required to convert the Preferred Shares into Variable Voting Shares (if the Preferred Shares are not owned and controlled by a Qualified Canadian) or Voting Shares (if the Preferred Shares are owned and controlled by a Qualified Canadian), within 10 days after the seventh anniversary of the date of issuance of the Preferred Shares (the "Initial Mandatory Conversion Date") provided, however, that if the closing price of Variable Voting Shares or Voting Shares, as the case may be, does not exceed the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to the Initial Mandatory Conversion Date then the holders thereof shall not be required to convert their Preferred Shares into Variable Voting Shares or Voting Shares, as the case may be, and on the Initial Mandatory Conversion Date the then applicable Conversion Price shall automatically be reduced by 3.75%.

         In the event the Preferred Shares have not been converted on or prior to the Initial Mandatory Conversion Date, on each six month anniversary of the Initial Mandatory Conversion Date (each a "Subsequent Mandatory Conversion Date") until and including the 10 year anniversary of the date of issuance of the Preferred Shares (the "Final Maturity Date"), the Preferred Shares shall be subject to mandatory conversion within 10 days of any Subsequent Mandatory Conversion Date if, and only if, the closing price of Variable Voting Shares or Voting Shares, as the case may be, exceeds the Fully Accreted Value of a Preferred Share on at least 30 of the 100 trading days immediately prior to such Subsequent Mandatory Conversion Date and, if such threshold is not met, the then applicable Conversion Price shall automatically be reduced by an additional 3.75% on each such Subsequent Mandatory Conversion Date. If the foregoing test is not met with respect to the Subsequent Mandatory Conversion Date that is the Final Maturity Date, the holders of Preferred Shares shall have the right to require ACE to redeem each of the Preferred Shares in cash on the Final Maturity Date at a per share redemption price equal to the Fully Accreted Value (as at the Final Maturity Date).

         Notwithstanding the foregoing, the Preferred Shares shall not be subject to mandatory conversion as described above unless the Variable Voting Shares and Voting Shares are then listed and posted on the TSX, and a registration statement, prospectus or similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible at the time of such mandatory conversion.

Mandatory Conversion

         If at any time during (i) the period commencing on the date of issuance of the Preferred Shares and ending on and including the first anniversary thereof the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 200% of the then applicable Conversion Price or (ii) any period after the first anniversary of the date of issuance of the Preferred Shares the closing price of the Variable Voting Shares or Voting Shares, as the case may be, for each of 30 consecutive trading days exceeds 175% of the then applicable Conversion Price, and, in each case, if the Variable Voting Shares or Voting Shares are then listed and posted on the TSX and a registration statement, prospectus or other similar offering document permitting the distribution and sale of such Variable Voting Shares and Voting Shares throughout Canada and/or the United States of America is then effective covering all of the Variable Voting Shares and Voting Shares into which the Preferred Shares are convertible, then ACE may require the holders of Preferred Shares to convert the Preferred Shares into Variable Voting Shares, if the Preferred Shares are not owned by a Qualified Canadian, or Voting Shares, if the Preferred Shares are owned by a Qualified Canadian.

Organic Change

         With respect to any recapitalization, reorganization, reclassification, consolidation, amalgamation, arrangement, merger, sale of all or substantially all of ACE's assets to another person or other transaction which is effected in such a way that holders of Variable Voting Shares and Voting Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Variable Voting Shares or Voting Shares, as the case may be (each an "Organic Change") which includes a sale of all or substantially all of ACE's assets or where ACE is not the surviving entity, the holders of the Preferred Shares shall be entitled to cause ACE to either (i) require that the surviving entity or its publicly traded parent entity issue to the holders of Preferred Shares in exchange for such shares, a security of the surviving or publicly traded parent entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having the same economic rights and preferences as the Preferred Shares and having a rank senior to all capital stock of such issuing entity or (ii) make appropriate adjustments contemporaneously to the rights attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

         With respect to any reorganization, amalgamation, arrangement, merger or other similar transaction that does not constitute an Organic Change, appropriate adjustments shall contemporaneously be made to the rights (including, without limitation, the conversion right) attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by the terms of the Preferred Shares.

Pre-emptive Rights

         If ACE proposes to issue or sell any Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares, as the case may be, each holder of Preferred Shares shall be entitled to purchase a number of such Variable Voting Shares or Voting Shares, as the case may be, or other equity securities, rights, options, warrants or other convertible securities sufficient to allow such holder to maintain its proportionate equity ownership in ACE, on a fully diluted basis at the level of such interest immediately prior to such issuance or sale, subject to exceptions for issuances under management and employee stock incentive plans approved by the board of directors of ACE.


               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. CONSEQUENTLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE OFFERED SHARES HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

         This summary is based upon the current provisions of the Tax Act and counsel's understanding of the current published administrative practices and policies of the Canada Revenue Agency. It also takes into account all proposed amendments to the Tax Act publicly released by the Minister of Finance (Canada) ("Tax Proposals"), and assumes that all such Tax Proposals will be enacted. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

Holders Not Resident of Canada

         The following discussion applies to a holder of Offered Shares who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and does not and is not deemed to use or hold the Offered Shares in carrying on business in Canada (a "Non-Resident Holder"). In addition, this discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act).

Taxation of Dividends on Offered Shares

         Dividends received or deemed to be received on the Offered Shares by a Non-Resident Holder will be subject to a withholding tax in the amount of 25%. Such withholding tax may be reduced by virtue of the provisions of an income tax treaty or convention between Canada and the country of which the Non-Resident Holder is a resident. Where the Non-Resident holder is a resident of the United States entitled to benefits under the Canada-United States Income Tax Convention (the "Convention"), the rate of withholding tax in respect of dividends or deemed dividends beneficially owned by such resident is generally reduced to 15%.

Disposition of Offered Shares

         A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of Offered Shares unless the Offered Shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the holder is not entitled to relief under the applicable income tax treaty or convention. As long as the Offered Shares are then listed on a prescribed stock exchange (which currently includes the TSX), the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of ACE.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes certain material United States federal income tax consequences of the purchase, ownership and disposition of Offered Shares to U.S. Holders, defined below. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations of the foregoing, all of which are subject to change, possibly on a retroactive basis. This summary applies only to U.S. Holders (i) who are residents of the United States for the purposes of the Convention, (ii) whose Offered Shares would not, for purposes of the Convention, be effectively connected with a permanent establishment in Canada, and (iii) who otherwise would qualify for the full benefits of the Convention. Except where noted, it deals only with Offered Shares held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all of the tax considerations that may be applicable to a U.S. Holder's particular circumstances or to U.S. Holders that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, persons holding Offered Shares in a tax-deferred or tax- advantaged account, persons who are partners, shareholders or beneficiaries of an entity that holds Offered Shares, insurance companies, non-United States persons or entities, dealers in securities or currencies, persons that will hold Offered Shares as a position in a hedging transaction, "straddle" or "conversion transaction," persons deemed to sell Offered Shares under the constructive sale provisions of the Code, or persons who actually or constructively own 10% or more of the voting power of ACE's stock entitled to vote. This summary does not consider the effect of the United States federal estate or gift tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

         For purposes of this summary, "U.S. Holders" include: (i) citizens or individual residents of the United States, (ii) corporations (or other entities treated as corporations for U.S. federal tax purposes) that are created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) estates, the incomes of which are subject to United States federal income taxation regardless of the source of such income; or (iv) trusts subject to the primary supervision of a United States court and the control of one or more United States persons (as described in Section 7701(a)(30) of the Code) or trusts that have elected to be treated as United States persons under applicable Treasury Regulations.

         The tax treatment of a partner in a partnership, or other entity treated as a partnership for U.S. federal tax purposes, may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Offered Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the purchase, ownership and disposition of Offered Shares.

         ACE has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary. Accordingly, there can be no assurance that the IRS will not challenge such statements and conclusions or that a court will not sustain such a challenge.

         INVESTORS CONSIDERING THE PURCHASE OF OFFERED SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


Taxation of Dividends on Offered Shares

         Subject to the passive foreign investment company ("PFIC") rules discussed below, distributions (including any Canadian taxes withheld therefrom), if any, made on Offered Shares generally will be included in the income of a U.S. Holder as dividend income to the extent of ACE's current and accumulated earnings and profits, as determined under United States federal income tax principles. A corporate U.S. Holder will not be entitled to a dividends received deduction generally available upon the receipt of dividends distributed by United States corporations. However, provided ACE is not treated as a PFIC for the taxable year in which a dividend is paid and the preceding taxable year as described below, non-corporate U.S. Holders, including individuals, will be eligible for a maximum tax rate of 15% for such dividend if it is received in a taxable year beginning before January 1, 2011, provided certain other conditions are satisfied.

         If any dividends are paid in a currency other than the U.S. dollar, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars. If any Canadian dollars received are later converted into U.S. dollars, U.S. Holders may recognize gain or loss on the conversion. Gain or loss, if any, recognized as a result of currency exchange rate fluctuations during the period from the date of inclusion of the payment in income to the date of conversion of the payment into U.S. dollars will be treated as ordinary income or loss. This gain or loss generally will be from sources within the United States for United States foreign tax credit purposes. U.S. Holders should consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

         The maximum rate of Canadian withholding tax on dividends paid to a U.S. Holder pursuant to the Convention is 15 percent. A U.S. Holder may be entitled to a deduction or credit for such tax, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on Offered Shares generally will be "passive category income" or "general category income." The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

         Distributions in excess of ACE's current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's adjusted tax basis in its Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares.


Sale, Exchange or Other Taxable Disposition of Offered Shares

         Subject to the PFIC rules discussed below, upon the sale or exchange of Offered Shares a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the sum of the amount of cash proceeds and the fair market value of any other property received upon the sale or exchange and
(ii) such U.S. Holder's adjusted tax basis in the Offered Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Offered Shares is more than one year at the time of the sale or exchange. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as gain or loss from sources within the United States for United States foreign tax credit purposes.


Passive Foreign Investment Company Rules

         Special United States federal income tax rules apply to United States persons owning shares of a PFIC. Currently, ACE does not believe that it is or will become a PFIC in the foreseeable future. However, there can be no assurance that the IRS will not successfully challenge ACE's position or that ACE will not become a PFIC at some future time as a result of changes in its assets, income or business operations.

         A non-U.S. corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is "passive income", or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.

         If ACE is classified as a PFIC for any taxable year during which a U.S. Holder holds Offered Shares, such U.S. Holder generally will be taxed at ordinary income tax rates on any gain recognized on the sale or exchange of Offered Shares and will also be subject to a special interest charge with respect to any such gain and certain dividends received. Rather than being subject to this tax regime, a U.S. Holder of Offered Shares may:

        (i) make a "qualified electing fund" election, as defined in the Code, to be taxed currently on its pro rata portion of ACE's income and gain, whether or not such income or gain is distributed in the form of dividends or otherwise; or

        (ii) make a "mark-to-market" election and thereby agree, for the year of the election and each subsequent tax year, to recognize ordinary gain or, to the extent of prior ordinary gain, ordinary loss based on the increase or decrease in market value of its Offered Shares for such taxable year. The U.S. Holder's tax basis in its Offered Shares would be adjusted to reflect any such income or loss.

         In order for a U.S. Holder to be able to make a "qualified electing fund" election, ACE would have to provide certain information regarding such U.S. Holder's pro rata share of ACE's ordinary earnings and net capital gain. In the event ACE becomes a PFIC, it does not currently intend to provide U.S. Holders with such information. U.S. Holders should consult their own tax advisors regarding the United States federal income tax consequences that would arise if ACE were treated as a PFIC while a U.S. Holder held Offered Shares.


Information Reporting and Backup Withholding

         In general, information reporting requirements will apply to the payment of dividends on Offered Shares or proceeds received on the sale, exchange or redemption of Offered Shares paid within the United States (and in certain cases, outside the United States) to holders other than certain exempt recipients (such as corporations). In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends required to be shown on its U.S. federal income tax return. The amount of any backup withholding generally will be credited against a U.S. Holder's United States federal income tax liability. U.S. Holders should consult their own tax advisors as to their qualification for exemption from any backup withholding tax and the procedure for obtaining such exemption.

         THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OFFERED SHARES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OFFERED SHARES AS WELL AS THE CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.


                                 USE OF PROCEEDS

         The net proceeds from the sale of the Offered Shares issued upon conversion of the Preferred Shares then owned by the Selling Shareholder or certain of its transferees as provided under the Registration Rights Agreement, will be received by the Selling Shareholder or such transferees, as the case may be. ACE will not receive any of the proceeds from the sale of the Offered Shares under this prospectus.


                              PLAN OF DISTRIBUTION

         ACE is registering the Offered Shares covered by this prospectus to permit the Selling Shareholder, and certain of its transferees as provided under the Registration Rights Agreement, to conduct, subject to applicable securities legislation and exchange requirements, public secondary trading of these securities from time to time during the two-year period that this prospectus, including any amendments thereto, remains valid. In accordance with the terms of the Registration Rights Agreement, all of the expenses from the offering of Offered Shares under this prospectus, except for any fees, discounts and commissions payable to underwriters, selling brokers, dealer managers or similar persons, will be borne by ACE. ACE will not receive any of the proceeds from the offering of the Offered Shares by the Selling Shareholder or certain of its transferees as provided under the Registration Rights Agreement.

         The Selling Shareholder may transfer the Offered Shares in certain circumstances prescribed under the Registration Rights Agreement, in which case the transferees may offer and sell such Offered Shares, from time to time, under this prospectus as supplemented to include such transferees as selling shareholders. In accordance with and subject to the terms and conditions of the Registration Rights Agreement, the Selling Shareholder may transfer and assign the Offered Shares, and its rights and obligations under the Registration Rights Agreement, to any transferee provided that such transferee is an affiliate (as defined in the Registration Rights Agreement) of the Selling Shareholder or, immediately after such assignment, the transferee is the registered holder of any Offered Shares with a fair market value of at least $500,000 (other than a transferee that is not an affiliate of the Selling Shareholder and acquires the Offered Shares in a qualified or registered public offering or pursuant to a sale under Rule 144 of the 1933 Act, or any analogous provisions under Canadian securities laws (or any successor rule)). See "Selling Shareholder".

         ACE has been advised by the Selling Shareholder that it may use any one or more of the following methods to dispose of all or a portion of the Offered Shares beneficially owned by it and offered hereby from time to time:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the Offered Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        o crosses, which are transactions in which the same broker acts as an agent on both sides of the trade;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o     through an underwritten offering;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o     privately negotiated transactions;

        o     short sales;

        o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

        o broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per Offered Share;

        o     a combination of any such methods of sale; and

        o     any other method permitted pursuant to applicable law.

         In connection with the sale of the Offered Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Offered Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell Offered Shares short and deliver these securities to close out its short positions, or loan or pledge the Offered Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Offered Shares, which Offered Shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

         The Offered Shares may be sold from time to time in one or more transactions at:

        o     fixed prices;

        o     prevailing market prices at the time of sale;

        o     at prices related to the prevailing market prices;

        o     varying prices determined at the time of sale; or

        o     negotiated prices.

         Subject to applicable securities legislation and exchange requirements, these prices will be determined by the Selling Shareholder or by agreement between the Selling Shareholder and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the Selling Shareholder from the sale of the Offered Shares will be the purchase price of the Offered Shares less discounts and commissions, if any. The timing and amount of any sale are within the sole discretion of the Selling Shareholder.

         The sales described in the preceding paragraphs may be effected in transactions:

        o on any securities exchange or quotation service on which the Offered Shares may be listed or quoted at the time of sale, including the TSX;

        o     in the over-the-counter market; or

        o in transactions otherwise than on such exchanges or services or in the over-the-counter market.

         To ACE's knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any underwriter, broker-dealer or agent regarding the sale of the Offered Shares by the Selling Shareholder. The Selling Shareholder may not sell any, or may not sell all, of the Offered Shares offered by it pursuant to this prospectus. In addition, there can be no assurance that the Selling Shareholder will not transfer, devise or gift the Offered Shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S under the 1933 Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

         The Selling Shareholder and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of the 1933 Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Offered Shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. In addition, any profits realized by the Selling Shareholder may be deemed to be underwriting commissions.

         In order to comply with the securities laws of certain U.S. states, if applicable, the Offered Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Offered Shares may not be sold unless they are registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

         ACE is filing this prospectus pursuant to the Registration Rights Agreement to register the resale, from time to time during the two-year period that this prospectus, including any amendments thereto, remains valid, of the Offered Shares by the Selling Shareholder, and certain of its transferees as provided under the Registration Rights Agreement, under the 1933 Act. Under applicable Canadian securities laws, the Selling Shareholder may, subject to certain exceptions, sell the Offered Shares in Canada without the requirement to file a prospectus and, accordingly, this prospectus does not qualify the resale of the Offered Shares by the Selling Shareholder under applicable Canadian securities laws. The Offered Shares may be sold by the Selling Shareholder in Canada by private agreement, through the facilities of a stock exchange or otherwise at such prices and upon such terms and conditions to which the Selling Shareholder may agree in connection with such sales. The Selling Shareholder may purchase or sell securities of ACE in Canada by private agreement, through the facilities of a stock exchange or otherwise and at such prices and upon such terms and conditions to which they may agree in connection with such transactions and may, directly or indirectly, engage in hedging, short selling or market-making activities with respect to the securities of ACE in Canada to the extent permitted by applicable law.

         The Selling Shareholder and certain of its transferees as provided under the Registration Rights Agreement and any other person participating in a distribution will be subject to the 1934 Act. The 1934 Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Variable Voting Shares or Voting Shares of ACE by the Selling Shareholder and any such other person. In addition, Regulation M of the 1934 Act may restrict the ability of any person engaged in the distribution of the Offered Shares to engage in market-making activities with respect to the Offered Shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Offered Shares and the ability of any person or entity to engage in market-making activities with respect to the Offered Shares.

         In accordance with and subject to the Registration Rights Agreement, ACE has agreed to indemnify the Selling Shareholder, and the Selling Shareholder has agreed to indemnify ACE, against specified liabilities, including liabilities arising under the 1933 Act and under any applicable Canadian securities laws.

         ACE will use its reasonable best efforts to keep the Registration Statement of which this prospectus is a part effective for a period of two years from the date of this prospectus.

         Purchasers of the Offered Shares who are Qualified Canadians will receive Voting Shares and those who are not Qualified Canadians will receive Variable Voting Shares. See "Description of Share Capital".


                                  LEGAL MATTERS

         Certain matters of Canadian law relating to the Offered Shares will be passed upon, where required, by Stikeman Elliott LLP, on behalf of ACE. Certain matters of United States law relating to the Offered Shares will be passed upon, where required, by Skadden, Arps, Slate, Meagher & Flom LLP, on behalf of ACE.


                                     EXPERTS

         The Corporation's auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors' report dated February 13, 2007 in respect of the Corporation's consolidated financial statements with accompanying notes as at and for the years ended December 31, 2006, and December 31, 2005 and the Corporation's internal control over financial reporting and management's assessment thereof as at December 31, 2006. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Corporation within the meaning of the Code of Ethics of the Ordre des comptables agrees du Quebec and the rules of the US Securities and Exchange Commission.


              DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

         The following documents have been filed with the SEC as part of the Registration Statement: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) the consent of PricewaterhouseCoopers LLP; and (iii) the power of attorney from ACE's directors and officers.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of ACE are PricewaterhouseCoopers LLP.

         The Transfer Agent and registrar for the Variable Voting Shares and Voting Shares of ACE is CIBC Mellon Trust Company at its principal transfer offices in Montreal, Toronto, Vancouver, Calgary and Halifax.


                         WHERE YOU CAN FIND INFORMATION

         ACE is subject to continuous disclosure requirements of Canadian securities legislation and the TSX. Information filed by ACE with Canadian securities regulators and the TSX can be inspected at the offices of the Autorite des marches financiers, 800 Square Victoria, 22nd Floor, P.O. Box 246, Tour de la Bourse, Montreal, Quebec, H4Z 1G3 and at the TSX, 3rd Floor, 2 First Canadian Place, 130 King Street West, Toronto, Ontario M5X 1J2. Generally, such information is also available at www.sedar.com.

         ACE has filed the Registration Statement with the SEC with respect to the Variable Voting Shares and Voting Shares to be offered by the Selling Shareholder and certain of its transferees as provided under the Registration Rights Agreement. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement or the exhibits that are part of the Registration Statement.

         ACE is currently subject to certain of the informational requirements of the 1934 Act, and in accordance therewith, files reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements applicable in Canada, which requirements are different from those applicable in the United States. In addition, as a foreign private issuer, ACE is exempt from the rules under the 1934 Act prescribing the furnishing and content of proxy statements, and its respective officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the 1934 Act.

         The Registration Statement of which this prospectus forms a part, including the exhibits thereto, as well as any reports and other information ACE has filed with the SEC may be inspected and copied at prescribed rates at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website (www.sec.gov) that contains the reports and other information that ACE files or furnishes electronically.

         All web addresses included to in this prospectus are for indicative references only and the website content found at such web addresses is not incorporated by reference in this prospectus.

                                     PART II

       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS


Indemnification.

Section 124 of the Canada Business Corporation Act, as amended (the "CBCA"), provides as follows:

    1. Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

    2. Advance of costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

    3. Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual:

         (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

    4. Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection
         (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

    5. Right to Indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

         (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

         (b) fulfils the conditions set out in subsection (3).

    6. Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

         (a) in the individual's capacity as a director or officer of the corporation; or

         (b) in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

    7. Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

    8. Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

    9. Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

         Subject to the limitations contained in the CBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer or as a member or an administrator, or an individual acting in a similar capacity, of another entity shall, from time to time, be indemnified by the Registrant from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if (i) he acted honestly and in good faith and with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

         The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

         Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.       Description
-----------       -----------

   4.1 Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2006, together with the report of the auditors thereon, prepared in accordance with Canadian generally accepted accounting principles, and reconciled to United States generally accepted accounting principles in accordance with Item 18 of Form 20-F.(1)

   4.2 Management's discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2005.(1)

   4.3 Annual information form of the Registrant dated March 27, 2006 for the fiscal year ended December 31, 2006.(1)

   4.4 Management information circular of the Registrant dated March 27, 2007, prepared in connection with the annual and special meeting of shareholders of the Registrant to be held on May 29, 2007.(2)

   4.5 Material Change Report of the Registrant dated March 2, 2007 regarding the distributi on of units of Aeroplan Income Fund and of Jazz Air Income Fund to the Registrant's shareholders.(3)

   5.1            Consent of PricewaterhouseCoopers LLP.

   6.1            Powers of Attorney (included in Part III of this
                  Registration Statement).

_________________
(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2006.
(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 20, 2007.
(3) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 6, 2007.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS


Item 1.    Undertaking.

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.    Consent to Service of Process.

         (a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         (b) Any change to the name or address of the Registrant's agent for service of process shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada on April 20, 2007.


                                    ACE AVIATION HOLDINGS INC.


                                    By:  /s/ Robert A. Milton
                                         -------------------------------------
                                         Robert A. Milton
                                         Chairman, President and Chief Executive
                                         Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of ACE Aviation Holdings Inc. whose signature appears below constitutes and appoints Robert A. Milton and Brian Dunne, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 429 increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on April 20, 2007.




         Signature                                    Title
         ---------                                    -----

/s/  Robert A. Milton                      Robert A. Milton
------------------------------------       Chairman, President and Chief
                                           Executive Officer
                                           (Principal Executive Officer)


/s/  Brian Dunne                           Brian Dunne
------------------------------------       Executive Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)


/s/  Bernard Attali                        Bernard Attali
------------------------------------       Director


/s/  Robert E. Brown                       Robert E. Brown
------------------------------------       Director


/s/  Carlton D. Donaway                    Carlton D. Donaway
------------------------------------       Director


/s/  Michael M. Green                      Michael M. Green
------------------------------------       Director

                                           W. Brett Ingersoll Director
------------------------------------       Director


/s/  Pierre Marc Johnson                   Pierre Marc Johnson
------------------------------------       Director


/s/  Richard H. McCoy                      Richard H. McCoy
------------------------------------       Director


/s/ John T. McLennan                       John T. McLennan
------------------------------------       Director


                                           David I. Richardson
------------------------------------       Director


/s/  Marvin Yontef                         Marvin Yontef
------------------------------------       Director

                           AUTHORIZED REPRESENTATIVE


                  Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of ACE Aviation Holdings Inc. in the United States, in the City of Montreal, Quebec, on April 20, 2007.


                                           MAPLE LEAF HOLDINGS USA INC.
                                           (Authorized Representative)


                                           By: /s/ Carolyn Hadrovic
                                               -------------------------------
                                           Name:  Carolyn Hadrovic
                                           Title: Corporate Secretary

                                 EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

   4.1 Audited comparative consolidated financial statements of the Registrant and the notes thereto for the financial year ended December 31, 2006, together with the report of the auditors thereon, prepared in accordance with Canadian generally accepted accounting principles, and reconciled to United States generally accepted accounting principles in accordance with Item 18 of Form 20-F.(1)

   4.2 Management's discussion and analysis of the financial condition and results of operations of the Registrant for the fiscal year ended December 31, 2005.(1)

   4.3 Annual information form of the Registrant dated March 27, 2006 for the fiscal year ended December 31, 2006.(1)

   4.4 Management information circular of the Registrant dated March 27, 2007, prepared in connection with the annual and special meeting of shareholders of the Registrant to be held on May 29, 2007.(2)

   4.5 Material Change Report of the Registrant dated March 2, 2007 regarding the distributi on of units of Aeroplan Income Fund and of Jazz Air Income Fund to the Registrant's shareholders.(3)

   5.1            Consent of PricewaterhouseCoopers LLP.

   6.1            Powers of Attorney (included in Part III of this
                  Registration Statement).

_________________
(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on March 30, 2006.
(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on April 20, 2007.
(3) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 6, 2007.